Exhibit 10.7

*** CONFIDENTIAL TREATMENT REQUESTED.

Confidential portions of this document have been redacted

and have been separately filed with the Commission.

CO-PROMOTION AGREEMENT

BETWEEN

Genzyme Corporation, with offices located at 500 Kendall Street, Cambridge, Massachusetts 02142 (hereinafter referred to as “Genzyme”)

and

Veracyte, Inc, with offices located at 7000 Shoreline Ct., Ste. 250, South San Francisco, CA 94080 (hereinafter also referred to as “Veracyte”)

WHEREAS

A.                                      Veracyte has developed the Afirma® Thyroid FNA Analysis, which includes centralized cytopathology and molecular testing services for the assessment of thyroid nodules;

B.                                      Genzyme is engaged in the business of and has expertise in, among other things, the sales and marketing of Thyrogen® (thyrotropin alfa for injection), a product for patients with thyroid cancer;

C.                                      Veracyte is promoting the Afirma Thyroid FNA Analysis in the United States (“U.S.”) on a limited basis;

D.                                      Genzyme has professional endocrinology sales organizations both within the U.S. and outside the U.S.; and

E.                                       Veracyte and Genzyme desire to co-promote the Afirma Thyroid FNA Analysis in the Territories upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1 - DEFINITIONS

1.1          In the terms defined herein, the singular shall include the plural and vice versa.

“Affiliate” shall mean any entity that directly or indirectly controls, is controlled by or is under common control with another entity. The term “control”, including the terms “controlled by” or “under common control with” means the possession of, directly or indirectly, the capability to control the direction of the management and policies of any entity, whether through the ownership of shares, by contract or otherwise.

“Afirma” shall mean Afirma Thyroid FNA Analysis.

“Agreement” shall mean this Co-Promotion Agreement and its Exhibits.

“Annual Commercial Plan” shall have the meaning set forth in Section 3.2.1.

“Call” shall mean a face-to-face visit by a direct professional sales representative of Genzyme or its Affiliates or Veracyte or its Affiliates to a Healthcare Professional for the purposes of promoting the Test.  For the avoidance of doubt, visits primarily related to complaints or otherwise primarily related to customer service shall not be deemed “Calls”.

“Change of Control” shall mean that (i) any person/entity controlling a party ceases to control that party; (ii) any person/entity not controlling a party obtains control of that party; (iii) the acquisition, directly or indirectly, by any Person or group of related Persons (other than any Person that controls, is controlled by or is under common control with a party) of beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “34 Act”)) of securities possessing more than fifty percent (50%) of the total combined voting power of a party’s outstanding securities; (iv) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of such party’s outstanding securities are transferred to a Person or Persons different from the Persons holding those securities immediately prior to such transaction; or (v) the sale, transfer or other disposition of all or substantially all of such party’s assets; provided, however, that in the case of Genzyme, if any of the foregoing occurs in connection with or as a result of reorganization or a transaction with Sanofi and/or another Affiliate, then it shall not be deemed a Change of Control for purposes of this Agreement. The term “control”, including the term “controlling” means the possession of, directly or indirectly, the capability to control the direction of the management and policies of a party, whether through the ownership of shares, by contract or otherwise.  The term “Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority, or any other form of entity not specifically listed herein.

“Collection Kits” shall mean the sample collection and sample transport supplies intended for the collection and transport of human thyroid FNA samples for the Test, which may include, without limitation, collection tubes with preservation solution, slide holders, and sample shipment materials, as may be determined by Veracyte from time to time in a manner consistent with applicable laws and Marketing Authorizations.  For the avoidance of doubt, Collection Kits do not include syringes, needles or other devices for sample aspiration from patients or any other materials intended to come in physical contact with patients.

“Commercially Reasonable Efforts” shall mean that level of effort which would be devoted by an independent entity seeking to expeditiously and diligently pursue its own business efforts in light of relevant circumstances, but in no case less than that level of efforts and resources, in such a manner, and with such expedition as a party itself would adopt in launching, promoting and detailing its own services or products with similar market value or potential as the Test, taking into consideration all relevant considerations, including without limitation patent protection or trade secret protection.  For the avoidance of doubt, the aforementioned examples of relevant considerations are not intended to be exhaustive and no one such consideration (such as the absence of patents or trade secret protection in a particular Country alone) is intended to be determinative in and of itself of whether a party exercised the requisite level of diligence.

“Complaint” shall mean a written, electronic or oral communication or expression of dissatisfaction that alleges deficiencies related to the Test (including Improvements), including, without limitation, identity, quality, labelling, safety, accuracy or performance of the Test.

“Confidential Information” shall mean all information not known to the general public or of a confidential nature disclosed (in writing, verbally, electronically, or by any other means directly or indirectly) by or on behalf of one party (the “Disclosing Party”) to the other party (the “Receiving Party”) under this Agreement, including, without limitation, any information relating to (i) the manufacture, testing, price, Complaints about (except as are required to be disclosed to Regulatory Authorities), Marketing Authorizations for, customers of, or defects in, the Test, (ii) a party’s inventions, discoveries, improvements, methods, products, finances, operations, processes, plans, product information (including new or prototype products), know-how, design rights, trade secrets, market opportunities, regulatory information, customer and supplier information and business affairs, and (iii) the provision of the Test.

“Contract Year” shall mean a twelve (12)-month period commencing as of January 1 and ending as of December 31. For the purposes of this Agreement, the first contract year shall commence on the Effective Date and end on December 31, 2012.

“Country” shall mean any of the countries in Territory A or Territory B.

“Effective Date” shall mean the signatory date of the last party to sign this Agreement.

“FNA” shall mean fine needle aspirate biopsy(ies).

“Future Test” shall mean any product or service, other than the Test, and all improvements to such product or service, that Veracyte owns, controls or has rights to at any time during the Term, that (i) is/are for additional thyroid cancer diagnosis or treatment applications including, without limitation, tests developed on cytopathology diagnoses other than Indeterminate, and (ii) require(s) one or more additional clinical study(s) in order to obtain Marketing Authorization or, if Marketing Authorization is not required, to effectively compete in the market.  For purposes of clarity, Future Test does not include any product or service used outside of the field of thyroid cancer diagnosis and treatment, including, without limitation, the diagnosis or treatment of any other tissues, organs, or systems or any other diseases or conditions.

“GAAP” shall mean then-current U.S. generally accepted accounting principles, consistently applied.

“Genzyme Trademarks” shall mean Trademarks of Genzyme.

“Healthcare Professionals” shall mean (i) health care providers qualified to prescribe, recommend, or perform diagnostic testing for thyroid cancer, in each case who are authorized by applicable law to authorize, utilize, or prescribe the Test and (ii) any associated staff who need to be educated about the Test (including without limitation logistics related to the Test), including but not limited to nurses, laboratory technicians, physician assistants, and administrative staff.

“Improvement(s)” shall mean any and all modifications, variations, revisions or other improvements to the Test that: (i) are not otherwise described in the Veracyte Intellectual Property as of the Effective Date; (ii) are made during the Term of this Agreement, by or on behalf of Veracyte, its Affiliates or any employees, consultants or other persons under Veracyte’s direction or control; and (iii) are commercialized or offered for sale by Veracyte or its Affiliates including, without limitation, any product or service sold under the name “Afirma”, during the Term of this Agreement in the Territory.  For purposes of clarity, Improvements shall not include Future Tests.

“Indeterminate” shall mean, as of the Effective Date, the following: follicular lesion of undetermined significance (FLUS)/atypia, follicular/Hurthle cell neoplasm or suspicious for follicular/Hurthle cell neoplasm, and suspicious for malignancy. The definition of Indeterminate may be updated and amended in writing as reasonably determined by Veracyte in good faith, including based on applicable regulatory or clinical practice guidelines or market needs.

“Intellectual Property Rights” shall mean all rights, privileges and priorities provided under federal, state, foreign and multinational law relating to intellectual property, including without limitation all (i) (A) U.S. and foreign patents and patent applications, inventions, discoveries, machines, manufactures, compositions of matter, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and know-how relating thereto, whether or not patented or patentable; (B) copyrights and works of authorship, including computer applications, programs, software, hardware, files, mask works, compilations, databases, documentation and related items; (C) trademarks, service marks, trade names, domain names, URLs, email addresses, brand names, corporate names, logos and trade dress and the goodwill of any business symbolized thereby; (D) trade secrets, drawings, lists and all other proprietary, nonpublic or confidential information, documents or materials in any media; and (ii) all registrations, applications, recordings and other legal protections or rights related to the foregoing.

“Labeled Uses” shall mean the diagnostic indications covered by the Marketing Authorization for the Test or, in the absence of any such Marketing Authorization in any

Country, the supporting clinical documentation approved by Veracyte.

“Liabilities” shall have the meaning set forth in Section 10.1.1.

“Marketing Authorization” shall mean the regulatory authorization required to market and sell the Test in a Country, if any.

“Net Revenues” shall mean actual cash received by Veracyte from the sale of Tests in the Territories, including, but not limited to, cash paid on payor claims and out-of-pocket payments by patients.  For clarity, (a) Veracyte’s Test Processing Costs for the Test shall not be deducted in the calculation of Net Revenues, (b) any royalties, licensing fees, damages, or settlement costs paid in order to obtain or maintain rights to a third party’s Intellectual Property Rights, which rights are necessary or useful for using, processing, making or commercializing the Test, shall not be deducted in the calculation of Net Revenues, and (c) any costs or royalties (owed to a third party) associated with a third party’s performance of any part(s) of Veracyte’s responsibilities under this Agreement shall not be deducted in the calculation of Net Revenues.

“Positive Coverage” shall have the meaning set forth in Section 2.3.2.

“Promotion Fees” shall have the meaning set forth in Section 6.1.

“Quarterly Net Revenue Report” shall have the meaning set forth in Section 6.2.

“Regulatory Authority” shall mean the authority or agency responsible for granting a Marketing Authorization or approving the provision and provider of the Test.

“Removed Country” shall mean a Country removed from the definition of Territory B in accordance with Section 3.1.4, 6.5.2, 11.6 or 11.7 hereof.

“Steering Committee” shall have the meaning set forth in Section 5.1.

“Subject Products” shall mean Thyrogen and any New Genzyme Product, but excludes any Third Genzyme Product (as such terms are defined in Section 3.1.3).

“Term” shall mean the Initial Term and the Extended Term, if any (each as defined in Section 11.1).

“Territory” shall mean either of Territory A or Territory B.

“Territory A” shall mean the United States and its territories and possessions.

“Territory B” shall mean all Countries outside of the U.S. where Genzyme or its Affiliates employs a direct sales force as of the Effective Date as identified to Veracyte by Genzyme on Exhibit E, and any other country that Genzyme requests in writing to add to Territory B (subject to Veracyte’s written approval, which shall not be unreasonably withheld, conditioned or delayed, provided Genzyme or its Affiliates employs and maintains a direct sales force in such country sufficient to carry out its obligations under this Agreement to the reasonable satisfaction of Veracyte.

“Territories” shall mean Territory A and Territory B together.

“Test” shall mean the Afirma service that includes the assessment of thyroid nodule FNAs by cytopathology and/or the assessment of cytopathology Indeterminate FNAs by the Afirma gene expression classifier to reclassify the nodule as benign or suspicious for malignancy, including any Improvements thereto.  The term “Test” includes the utilization of the Collection Kits, preparation, analysis and reporting of patient results and for the avoidance of doubt does not include any devices used for sample aspiration from the patient.  Any second or subsequent generation of the Afirma service will be included in the definition of “Test”.

“Test Processing Costs” shall mean all direct and indirect costs incurred by Veracyte for activities associated with the collection of FNAs and processing (including, without limitation, direct costs associated with finishing processes such as packaging, labelling and other preparation, quality assurance, quality control, testing, storage and shipping) of the Test including, without limitation, costs of labor (including, but not limited to, salaries, bonuses, benefits and stock-based compensation), raw materials, supplies, services, license and royalty fees, costs associated with third party cytopathology laboratory services, and other resources directly consumed or used in the conduct of the applicable activity and any fees payable to any third party to the extent attributable to the collection of FNAs and processing of the Test,  and all indirect costs including without limitation costs of indirect labor (including but not limited to salaries, bonuses, benefits and stock-based compensation), facilities, utilities, insurance, administrative costs, and facility and equipment depreciation and amortization, where applicable to the extent directly related to the applicable activity, allocated consistent with GAAP and as historically applied by Veracyte prior to the Effective Date of this Agreement.  All such cost determinations shall be made in accordance with GAAP and shall be supported by appropriate documentation.

“Thyrogen” shall mean Thyrogen® (thyrotropin alfa for injection) and any and all modifications, variations, revisions, uses or other improvements thereto.

“Trademarks” shall mean all registered trademarks, trademarks or trade names (whether or not appearing in large print or with the trademark symbol) of Genzyme and Veracyte and their respective Affiliates, licensors or joint venture partners, as applicable, listed on Exhibit B.   The use of these Trademarks or any other materials, except as permitted by this Agreement, is expressly prohibited and may be in violation of copyright law, trademark law or other proprietary rights of Genzyme or Veracyte.  Exhibit B shall be updated and amended by the parties in writing in the event that (a) Veracyte adopts a new Trademark for use in connection with Improvements or any Future Tests that is added to this Agreement pursuant to Section 2.5, (b) Genzyme adds an additional product to the portfolio pursuant to Section 3.1.3 and (c) either party uses a new Trademark for the portion of its business operations related to the co-promotion of the Test.

“Veracyte Intellectual Property” shall mean any and all Intellectual Property Rights exclusively or non-exclusively (with the right to grant sublicenses) owned or controlled by Veracyte or its Affiliates during the Term that are required for Genzyme to carry out its obligations to promote, market and detail the Test under this Agreement.  For the avoidance of doubt, Veracyte Intellectual Property includes any Intellectual Property Rights related to Improvements required to promote, market and detail any such Improvements to the Test.  The Veracyte Intellectual Property includes the patents and patent applications identified in Exhibit A, which shall be promptly updated by Veracyte from time to time as appropriate to list any additional patents and patent applications that existed as of the Effective Date but were not included in Exhibit A (if any) or are conceived, developed or acquired by or on behalf of Veracyte or its Affiliates after the Effective Date that constitute Veracyte Intellectual Property.

“Veracyte Owned Intellectual Property” shall mean any and all Veracyte Intellectual Property Rights exclusively owned or controlled by Veracyte including the patents and patent applications indicated on Exhibit A, including without limitation their foreign counterparts.

SECTION 2 - GENERAL ARRANGEMENTS

2.1          Grant of Rights.

2.1.1                     Subject to the terms of this Agreement and subject to Veracyte’s retained rights under Section 2.1.2, Veracyte hereby grants to Genzyme and its Affiliates (to the extent such Affiliates are promoting, marketing, and detailing the Test hereunder), on a co-exclusive basis in the Territories, the right and license under the Veracyte Intellectual Property to promote, market and detail the Test in the Territories during the Term and to conduct its obligations under this Agreement as permitted under and subject to the terms and conditions set forth in this Agreement.

2.1.2                     Notwithstanding anything contained herein, or elsewhere, to the contrary, the license grant to Genzyme and its Affiliates (to the extent such Affiliates are granted a license grant pursuant to Section 2.1.1) is expressly made subject to Veracyte’s reservation of the right to promote, market, detail, make, have made, use, sell, offer for sale, import and export the Test in the Territories.  Except as expressly set forth hereunder, nothing in this Agreement shall be construed to grant to Genzyme or its Affiliates by implication, estoppel or otherwise any licenses under Intellectual Property Rights owned or controlled by Veracyte other than the Veracyte Intellectual Property.

2.2                               Use of Trademarks.

2.2.1                     Veracyte hereby grants to Genzyme and its Affiliates a non-exclusive, royalty-free right and license to use the Trademarks of Veracyte solely in connection with performing its obligations hereunder. Genzyme hereby grants to Veracyte and its Affiliates a non-exclusive, royalty-free right and license to use the Trademarks of Genzyme solely in connection with performing its obligations hereunder.  Genzyme and its Affiliates may use the Veracyte Trademarks on leaflets, brochures, advertising and other promotional material that describe the Test and products promoted, marketed and detailed by the Genzyme sales force promoting the Test.   Veracyte and its Affiliates may use the Genzyme Trademarks on leaflets, brochures, advertising and other promotional and sales materials that describe the Test and products promoted by the Genzyme sales force promoting the Test.  Notwithstanding the foregoing, any usage of a party’s Trademarks by the other party must be approved in advance by the party who owns the Trademarks, such approval not to be unreasonably withheld, delayed, or conditioned.  It is understood and agreed that neither party shall use the other party’s Trademarks in Test labeling (which includes without limitation Collection Kit packaging, labels and package inserts, laboratory requisitions, and patient report forms) unless otherwise required by applicable laws and regulations (in which case the prior approval must still be obtained for such usage pursuant to the immediately preceding sentence).

2.2.2                     Each party shall use the Trademarks only for the purposes authorized hereunder and, in particular, shall not use the Trademarks in a manner that would reduce or diminish the reputation, image and distinctiveness of the Trademarks.

2.2.3                     Neither party shall, by virtue of this Agreement, obtain or claim any right, title or interest in or to the Trademarks of the other party, except the rights of use as are specifically set out herein, and each party hereby acknowledges and agrees that the goodwill arising from such use shall at all times inure for the benefit of the existing owner of the Trademark.

2.2.4                     Neither party shall adopt or use any trademark, symbol or device which includes or which is confusingly similar to, or is a simulation or colorable imitation of, any of the Trademarks.  Neither party shall apply to register the Trademarks or any trademark so nearly resembling them or any of them as may be likely to cause confusion and nothing in this Agreement shall be deemed to give either party any such right.

2.2.5                     Each party shall, promptly upon written request by the other party, submit to the requesting party samples of any packaging, leaflets, brochures, advertising, promotional material and any other material relating to the Test necessary in order to monitor such party’s compliance with its obligations hereunder.  Each party shall use the other party’s Trademarks in such font, form, color, size or other representation as are promptly approved in writing by such other party (such approval not to be unreasonably withheld, conditioned or delayed).

2.2.6                     Nothing in this Agreement shall entitle Genzyme or Veracyte to use the other party’s Trademarks as part of any corporate business or trading name or logo or to use the Trademarks or any marks which are similar to the Trademarks in respect of any goods which are similar to the Test without the express written consent of the other party.

2.2.7                     Each party shall ensure that whenever it uses the Trademarks of the other party, the party shall use Commercially Reasonable Efforts to ensure that such Trademarks accompanied by the appropriate wording and symbols (® or TM) necessary to either show that the Trademarks are registered trademarks or trademarks, as the case may be, of the other party or to otherwise protect such Trademarks.

2.2.8                     Genzyme shall give Veracyte prompt written notice of any infringement or threatened infringement of any Trademarks of Veracyte used in connection with this Agreement that it becomes aware of, and Veracyte shall give Genzyme prompt written notice of any infringement or threatened infringement of any of the Trademarks of Genzyme used in connection with this Agreement that it becomes aware of.  Veracyte shall determine in its sole discretion what action, if any, to take in response to the infringement or threatened infringement of any Veracyte Trademark.  Genzyme shall determine in its sole discretion what action, if any, to take in response to the infringement or threatened infringement of any Genzyme Trademark.

2.3                               License Fees.

2.3.1                     In consideration of the rights granted by Veracyte to Genzyme under this Agreement, Genzyme shall pay Veracyte a one-time, non-refundable (except as set forth in Section 11.8.4 hereof) fee of $10,000,000 (ten million dollars), such payment to be made within thirty (30) calendar days after the Effective Date.

2.3.2                     Additionally, Genzyme shall pay to Veracyte a non-refundable fee of $600,000 (six hundred thousand dollars) when Veracyte obtains in any Country in Territory B: (i) any required Marketing Authorization and (ii) Positive Coverage (as defined below) for the Test.  This milestone payment will be payable no more than five (5) times during the Term.  Each such payment shall be made within thirty (30) calendar days after Genzyme receives written notification by Veracyte that it has met both criteria set forth in 2.3.2(i) and 2.3.2(ii) for a particular Country.  For avoidance of doubt, “Positive Coverage” shall mean reimbursement on average of at least fifty percent (50%) of the gross billings for the Test based on an aggregate of at least seven hundred and fifty (750) consecutive billings in a particular Country.  For avoidance of doubt, the aggregate payment to Veracyte pursuant to this Section 2.3.2 shall not exceed $3,000,000 (three million dollars).

2.4                                 Covenants Not to Compete.

2.4.1                     During the Term of this Agreement, Genzyme and its Affiliates (including, without limitation, Sanofi) shall not, directly or indirectly, market, promote,

detail, perform or process for commercial use, sell or offer for sale, import or commercialize any diagnostic test, diagnostic service, or diagnostic product in any Country in the Territories that is either for the assessment of thyroid nodules, or that otherwise competes with the Test (or any Improvements thereto) in any way.  For the avoidance of doubt, this Section 2.4.1 shall not prohibit Genzyme or its Affiliates (including, without limitation, Sanofi), from marketing, promoting, selling, offering to sell, importing or commercializing Thyrogen,.

2.4.2                     During the Term of this Agreement, Veracyte and its Affiliates shall not, directly or indirectly, market, promote, detail, perform or process for commercial use, sell or offer for sale, import or commercialize any test, service, or product in any Country in the Territories that competes with Thyrogen:

(a)                      in Thyrogen’s labelled indications described below,

(b)                      as a therapy for treating multinodular goiter or

(c)                       in any future labeled indications for Thyrogen approved by the regulatory authorities for a particular Country (with it being understood that if Veracyte or any of its Affiliates directly or indirectly conducts research, product development, or clinical studies, or otherwise markets, promotes, details, performs or processes for commercial use, sells or offers for sale, imports or commercializes any test, product or service for an indication (other than solely for multinodular goiter) that is not an approved labelled indication for Thyrogen at the time Veracyte or its Affiliate, as the case may be, has commenced such activities and such indication is subsequently included in the approved labelled uses for Thyrogen, then Veracyte or its Affiliates, as the case may be, may continue such activities without being deemed to be in violation of this Section 2.4.2).

Thyrogen is indicated for use as (i) an adjunctive diagnostic tool for serum thyroglobulin (Tg) testing with or without radioiodine imaging in the follow-up of patients with well-differentiated thyroid cancer and (ii) an adjunctive treatment for radioiodine ablation of thyroid tissue remnants in patients who have undergone a near-total or total thyroidectomy for well-differentiated thyroid cancer and who do not have evidence of metastatic thyroid cancer.  For the avoidance of doubt, Veracyte’s obligations under this Section 2.4.2 shall include commercial substitutes for Thyrogen (including without limitation low functional sensitivity assays, any form of recombinant thyroid stimulating hormones or modified formulations thereof) whether or not the labeled use for such substitute overlaps with the then-current Thyrogen label.  It is understood and agreed that this Section 2.4.2 shall not prohibit Veracyte or its Affiliates from marketing, promoting, selling, offering to sell, importing or commercializing (A) the Test or (B) any Future Test that does not directly compete with Thyrogen as described above.

2.5                                 Right of First Offer.  If during the Term of the Agreement (i) Veracyte owns or controls a Future Test and (ii) Veracyte decides to commercialize such Future Test in any Country in the Territory, Veracyte will offer Genzyme the first opportunity to obtain the right to co-promote such Future Test in such Country.  In such case, the following procedure shall apply:

2.5.1                       Within ten (10) business days after its decision under Section 2.5(ii) above, Veracyte shall invite Genzyme in writing to enter into negotiations, setting forth, in such invitation, Veracyte’s proposed terms for co-promotion of the Future Test and any and all information about such Future Test as is reasonably requested by Genzyme;

2.5.2                       If Genzyme wishes to enter into such negotiations, Genzyme shall, within thirty (30) calendar days following receipt of Veracyte’s invitation, deliver to Veracyte written notice of Genzyme’s intent to negotiate for rights to said Future Test. Promptly after receipt of such notice, the parties shall commence good faith negotiations exclusively with each other for a period not to exceed one hundred twenty (120) calendar days after the date Genzyme gives the requisite notice to Veracyte (unless extended by mutual written agreement of the parties); and

2.5.3                       If Genzyme does not deliver to Veracyte written notice of its intent to negotiate for such rights within such thirty (30) calendar day period, then Veracyte shall be free to negotiate and enter into a co-promotion agreement or similar agreement for the relevant Future Test and Country with any third party unless such Future Test directly competes with Thyrogen as described in Section 2.4.2 above.

2.5.4                       If Veracyte and Genzyme do not enter into a legally binding, written agreement within the said one hundred twenty (120) calendar day period (and such period has not been extended by mutual written agreement of the parties), Veracyte shall be free to negotiate and enter into a co-promotion agreement or similar agreement for the relevant Future Test and Country with any third party on terms (considered as a whole) not materially more favorable than the one last offered to Genzyme unless such Future Test directly competes with Thyrogen as described in Section 2.4.2 above.

2.5.5                       It is the understanding of the parties that the following transactions shall not be subject to the Right of First Offer described in this Section 2.5:  (i) any Change of Control transaction involving Veracyte, including any proposed merger, acquisition, or sale of all or substantially all the assets of Veracyte; or (ii) any bona fide financing transaction for Veracyte.

SECTION 3 - GENZYME’S UNDERTAKINGS

3.1                                 Roles and Responsibilities.

3.1.1                     Subject to the provisions of and during the Term of this Agreement, Genzyme and, to the extent any of its Affiliates employ sales and marketing personnel used to promote, market, sell, or detail Thyrogen, or otherwise promotes, markets, sells, or details Thyrogen, such Affiliates shall use Commercially Reasonable Efforts to market, promote and detail the Test to Healthcare Professionals for the Labeled Uses (if and as applicable) (i) in Territory A commencing promptly after the initial Annual Commercial Plan is approved by the Steering Committee and Genzyme’s U.S. sales and marketing representatives have been trained in accordance with Section 4.3, but in no case later than ninety (90) days following the Effective Date (provided Veracyte has provided such training in accordance with Section 4.3 within such ninety (90) day period) and (ii) in Territory B in accordance with the then-current Annual Commercial Plan.  Genzyme shall reasonably consider any input provided by Veracyte regarding such activities.

3.1.2                     During Calls, in addition to the Test, Subject Products may be presented, but the promotional message involving the Test must be presented in a substantive manner (i) in the first or second position, as a principal topic of discussion, during the first twelve (12) months of the Term and (ii) in the first, second or third position during the remainder of the Term (collectively, the “Call Obligations”).  At such time as Genzyme begins marketing, promoting and detailing the Test in Territory A in accordance with Section 3.1.1 and for the remainder of the Term of this Agreement, Genzyme and its Affiliates shall observe the Call Obligations on Calls conducted by their respective sales forces used to promote Thyrogen in Territory A unless otherwise agreed by Veracyte in writing in its sole discretion. At such time as Genzyme begins marketing, promoting and detailing the Test in any Country in Territory B in accordance with Section 3.1.1 (or in accordance with the terms and conditions of the then-current Annual Commercial Plan) and for the remainder of the Term of this Agreement, Genzyme and its Affiliates shall observe the Call Obligations on Calls conducted by their respective sales forces used to promote Thryogen in such Country in Territory B unless otherwise agreed by Veracyte in writing in its sole discretion.

3.1.3                     It is acknowledged by the parties that Genzyme has stated that it intends to use its and its Affiliates’ sales and marketing personnel that promote, market and detail Thyrogen to promote, market and detail another Genzyme product, in accordance with and subject to the terms and conditions of this Agreement after it receives marketing approvals from the Regulatory Authorities (any such product so promoted by such sales force, a “Third Genzyme Product”).  If, at any time during the Term, Genzyme desires to add a product other than the Third Genzyme Product (a “New Genzyme Product”) to the portfolio of products promoted by the sales force that is promoting, marketing and detailing the Test and Thyrogen (other than pursuant to Section 2.5), Genzyme will obtain Veracyte’s written consent to add such New Genzyme Product to the portfolio as soon as practicable prior to doing so, provided, however, that if (a) such product is in the field of thyroid cancer, (b) the addition of such product would not affect Genzyme or its Affiliates’ ability to comply with its obligations under this Agreement, and (c) the addition of such product would not otherwise violate the terms and conditions of this Agreement, then Veracyte shall not unreasonably withhold, delay or condition its consent.  The exact number, targeting and frequency of Calls to be

*** Confidential material redacted and filed separately with the Commission.

provided by Genzyme and Veracyte (if applicable) will be determined by the Steering Committee and stated in the Annual Commercial Plan.  Genzyme shall reasonably consider any input provided by Veracyte regarding Calls.  For the avoidance of doubt, it is understood and agreed that at such time as either of the parties or the Steering Committee decide to launch the Test in a Country in Territory B, if the sales force that is promoting, marketing and detailing Thyrogen in such Country is at such time already promoting, marketing and detailing two (2) or more additional products, then the parties shall discuss whether or not the Test can reasonably be added to the portfolio of products for such sales force. If the parties mutually agree that it can reasonably be added, then the sales force in such Country will present the promotional message involving the Test in a substantive manner in the first, second or third position on Calls in accordance with the terms and conditions of the Annual Commercial Plan and this Agreement.  If, within sixty (60) days following either of the parties or the Steering Committee deciding to launch the Test in a Country in Territory B, the parties are unable to come to mutual agreement that the Test can reasonably be added to such sales force in a particular Country, then such Country shall be removed from the definition of Territory B and be deemed a Removed Country.

3.1.4                     In the event that after the *** of the launch of the Test in a Country in Territory B, Net Revenues for a given calendar year in such Country fail to meet the corresponding forecast for such Country in the Annual Commercial Plan for such Contract Year by more than *** (for reasons other than a force majeure event, a recall of the Test, or a shortage of the Test described in Section 4.5 hereof), the Steering Committee will convene to assess the reasons for such failure and the potential impact of those reasons on the forecast for Net Revenues for the following calendar year.  If in the following calendar year Net Revenues for such Country do not meet or exceed the corresponding forecast, then Veracyte shall have the right to (a) elect to cease commercializing or offering the Test in such Country or (b) remove such Country from Territory B and the rights and licenses granted to Genzyme hereunder for such Country with ninety (90) days prior written notice to Genzyme and Veracyte shall be free to commercialize the test in such Country on its own or through a third party.  Notwithstanding the foregoing, in the event that the failure of Net Revenues to meet the corresponding forecast is due to (i) a reduction in the reimbursed price in such Country, then the terms and conditions of Section 6.5 shall apply in lieu of this Section 3.1.4 or (ii) a Country Regulatory Event, then the terms and conditions of Section 11.6 shall apply in lieu of this Section 3.1.4.

3.1.5                     In performing their duties hereunder, Genzyme and its Affiliates shall, and shall cause their respective employees and agents who perform activities related to the Test to, comply with all reasonable policies and directives issued by Veracyte from time to time with respect to the Test (provided that such polices and directives are compliant with applicable local laws and regulations, the Labeled Uses and the Marketing Authorizations) and with all applicable regulatory, professional and legal requirements which may be applicable to the services to be provided by Genzyme hereunder. Neither Genzyme nor its Affiliates, nor any of their respective employees and agents, shall make any claim, representation, statement, warranty or guaranty with respect to the Test that is not consistent with the then current Labeled Uses, this Agreement or the advertising and promotional materials approved by the Steering Committee, that is deceptive or misleading or that disparages the Test or the good name, goodwill and reputation of Veracyte.  Genzyme and its Affiliates shall use Commercially Reasonable Efforts to ensure that any services provided hereunder will be provided in a professional, ethical and competent manner.

3.1.6                     Genzyme shall be solely responsible for the costs and expenses of establishing and maintaining Genzyme’s and its Affiliates’ sales force (including travel related costs), and conducting its other activities under this Agreement; provided, however, that such training shall be conducted in accordance with Section 4.3.

3.1.7                       To the extent practicable, all promotional and training materials provided to any of Genzyme’s or its Affiliates’ sales representatives regarding strategy, positioning or selling messages for the Test will be subject to review and approval by the Steering Committee.  At any time during the Term, the Steering Committee may delegate a representative from each party to assume the responsibilities set forth in this Section 3.1.7.

3.2                                 Annual Commercial Plan.

3.2.1                       Within forty-five (45) days after the Effective Date, and before October 1st of each calendar year commencing in the year 2012, Genzyme and Veracyte shall jointly submit a commercial plan for the subsequent calendar year (each, an “Annual Commercial Plan”) to the Steering Committee for approval.  The Annual Commercial Plan will specify in reasonable detail all marketing and promotional activities that Genzyme (and, where applicable, Veracyte) will undertake in each Country during the relevant calendar year. The Annual Commercial Plan shall include, without limitation, the following: (a) the minimum number of quarterly and annual Calls to be provided by Genzyme (and, where applicable, Veracyte) in each Country in the Territories; (b) Test positioning, strategy and tactics with supporting advertising and promotional activity to be undertaken; (c) a determination of the Healthcare Professional accounts that are appropriate and are not appropriate for Calls; (d) any training programs to be conducted; (e) medical and education programs to be conducted; (f) professional and trade relations activities; (g) any information to be specifically included in any Genzyme Detail Report (as defined in Section 3.5 hereof); (h) specifications for the development of promotional and training materials (including the specific types of such materials to be developed); (i) projections for rebates and discounts for the Test; (j) such other information relating to the marketing and sales of the Test as deemed advisable by the Steering Committee; (k) the projected budget for all of the activities and materials anticipated under such plan, including without limitation projected gross billings

*** Confidential material redacted and filed separately with the Commission.

and Net Revenues (in each case for both cytopathology and the molecular testing), projected billing rates by payor, and a breakdown of the projected costs for the activities and materials anticipated under the Annual Commercial Plan; and (l) a three (3) year rolling sales forecast.  Neither party shall make any material change in any previously approved Annual Commercial Plan without the prior written approval of the Steering Committee.

3.3                                 Sales Force. Genzyme and its Affiliates shall directly employ a sufficient number of suitably qualified and trained personnel to ensure the fulfilment of Genzyme’s obligations under this Agreement, provided, however, that (i) in Territory A, the full time equivalent (“FTE”) number of such personnel shall be substantially similar to the number of sales personnel that exists as of the Effective Date in Territory A as described on Exhibit D (“Territory A Sales Force FTEs”) and (ii) in Territory B, Genzyme or its Affiliates shall directly employ at least *** in each Country where the Test has received both any required Marketing Authorization and Positive Coverage who shall devote at least *** time to selling and marketing the Test unless otherwise agreed by the Steering Committee.    Genzyme will promptly notify Veracyte in writing of any material proposed or of any actual changes to the sales personnel responsible for promoting the Test hereunder.

3.4                                 Funding Commitments.  Genzyme shall spend $500,000 (five hundred thousand dollars) within thirty (30) months after the Effective Date to support clinical development activities for the Test (including, without limitation,  reimbursement of Veracyte clinical trial costs, Test Processing Costs for such clinical trials, acquisitions of tissue samples for such clinical trials, and other supplies or support for such clinical trials) needed for entry into Territory B, all as reasonably determined by the Steering Committee.  For the avoidance of doubt, Genzyme’s obligation hereunder does not apply to studies conducted that are not for purposes of gaining entry to new markets in Territory B, which are Veracyte’s sole responsibility.

3.5                                 Regular Reporting.  Genzyme shall provide Veracyte with a written report (each, a “Genzyme Detail Report”), within thirty (30) calendar days after the end of each calendar quarter during the Term starting with the calendar quarter ending March 31, 2012 (and within thirty (30) calendar days after the end of the Term), setting forth the following information regarding the efforts of Genzyme and its Affiliates’ sales forces in promoting, marketing and detailing the Test during the preceding quarter (or part thereof) for each Country:

(a)                               the number and frequency of Calls; and

(b)                               such further information as agreed upon by the parties.

The report for the calendar quarter ended December 31 each year (beginning with the calendar quarter ending December 31, 2012) shall also include the number of Genzyme’s (or, to the extent its Affiliates’ sales and marketing personnel promote, market and sell the Test, such Affiliates’) FTEs in Territory A and in each Country in Territory B where the Test has received both any required Marketing Authorization and Positive Coverage.

Each such Co-Promotion Detail Report shall be in an electronic format and in hard copy form.  Such reports shall be treated as Confidential Information of Genzyme and shall be maintained by Veracyte in accordance with Section 7 hereof.

3.6                                 Advertising and Promotional Materials; Medical Affairs.

3.6.1                       All advertising and promotional materials for the Test (“Ad/Prom Materials”) authorized by the Steering Committee pursuant to Section 5.2.2 shall be created and developed by Veracyte, and Veracyte shall reasonably consider any input provided by the Steering Committee or Genzyme.  At its sole cost and expense during the Term, Genzyme shall (i) produce, print and distribute all such Ad/Prom Materials for Countries in the Territories, based on English language content developed by Veracyte, and in accordance with Genzyme’s reasonable policies and procedures and (ii) translate and adapt for local markets any such Ad/Prom Materials as appropriate for any Countries in Territory B without Steering Committee approval; provided, however that copies of any such translated and adapted materials will be promptly provided to the Steering Committee.  Genzyme shall reasonably consider any input provided by the Steering Committee or Veracyte regarding such materials for future productions and printings of such materials.  In the event that the Steering Committee does not approve a particular type or form of Ad/Prom Material under Section 5.2.2 but one party still desires to create such type or form of material, such party may do so at it sole expense; provided, however, that such party must obtain Steering Committee review and approval of such Ad/Prom Material prior to any use thereof.  All Ad/Prom Materials produced by Genzyme under this Agreement are and shall remain the property of Genzyme; provided, however, that as between the parties hereto and except as expressly provided otherwise elsewhere in this Agreement, Veracyte shall exclusively own all right, title and interest in all Intellectual Property Rights in all Ad/Prom Materials, except for any content specifically related to Thyrogen or other Genzyme products and any Genzyme Trademarks (which shall be exclusively owned by Genzyme), and Genzyme shall have a royalty-free right and license under such Intellectual Property Rights during the Term.

3.6.2                       Each party shall have the right to have an employee participate as an observer in the other party’s promotional review committee or board meetings related to the Ad/Prom Materials for the Test; provided, however, that each party shall retain sole discretion regarding the management and scheduling of its promotional review committees or boards and the availability of the observer shall not influence the scheduling and timing of such meetings.

3.6.3                       In its sole discretion, Genzyme will (i) participate in speaker training events (at its sole cost and expense), (ii) participate in, and promote the Test at, key symposia and industry events as described in the Annual Commercial Plan (at its sole cost and expense) and (iii) provide grants to patient organizations, continuing medical education providers, and other appropriate recipients (at its sole cost and expense).  As between the parties hereto and except as expressly provided otherwise elsewhere in this Agreement, Veracyte shall develop all slide decks and promotional materials (including booth design for symposia and industry events) in the English language to be used by Genzyme for the above activities and shall exclusively own all right, title and interest in any such slide presentations except for any content specifically related to Thyrogen or other Genzyme products and any Genzyme Trademarks (which shall be exclusively owned by Genzyme).  Genzyme may modify such materials with prior written approval of the Steering Committee; provided, however, that Genzyme and its Affiliates may translate and adapt for local markets any such materials as appropriate for any Countries in Territory B without Steering Committee approval; provided further that copies of any such translated and adapted materials will be promptly provided to the Steering Committee; and provided further, that Genzyme shall be solely responsible for the costs and expenses of and, to the extent directly related to the accuracy of such translations and adaptations, liabilities directly arising from, any such translations and adaptations..

3.7                                 Customer Support, Complaints and Inquiries.

3.7.1                       Territory A. In Territory A, Veracyte shall have sole responsibility for direct, front-line customer support including, without limitation, medical information support.  Veracyte shall perform these activities in a manner consistent with the responsibilities outlined in Exhibit C hereto.  Such activities shall be at Veracyte’s cost and expense.  Veracyte shall reasonably consider any input provided by Genzyme regarding such customer support.  Genzyme shall provide reasonable support and assistance to Veracyte as reasonably requested at Veracyte’s cost and expense, subject to the availability of such resources.  In Territory A, Genzyme shall refer any requests or inquiries directly to Veracyte.

3.7.2                       Territory B.  In Territory B, unless prohibited by applicable laws and regulations, Genzyme shall have sole responsibility for direct, front-line customer support.  Genzyme shall perform these activities in a manner consistent with the responsibilities outlined in Exhibit C hereto.  Such activities shall be at Genzyme’s sole cost and expense.  Genzyme shall reasonably consider any input provided by Veracyte regarding such customer support.  Veracyte shall provide reasonable support and assistance to Genzyme as requested at Genzyme’s cost and expense, subject to the availability of such resources. Genzyme shall refer any medical information and technical support requests or inquiries directly to Veracyte.

3.7.3                       Complaints.

(a)                                    If Genzyme or any of its Affiliates becomes aware of any Complaint or concern regarding the Test (including, without limitation, accuracy, quality or performance of the Test or any complaints or concerns regarding the sales, promotion, or marketing of the Test), whether in Territory A or in Territory B, Genzyme shall submit a written report of such Complaint or concern, along with any documentation involved with the Complaint, if available, to Veracyte within two (2) business days after receipt of such notice by Genzyme.  As between the parties, Veracyte shall have the sole authority and responsibility to respond to any governmental agency or Regulatory Authority including, without limitation, the FDA, to respond to Complaints, and to handle all returns field alerts, recalls or market withdrawals of the Test in accordance with applicable law; provided, however, that the foregoing shall not be construed to prevent Genzyme or its Affiliates in any way from complying with any governmental agency or Regulatory Authority or applicable laws, rules or regulations or from responding to governmental agencies or Regulatory Authorities, including without limitation the FDA, with respect to Complaints regarding the conduct of Genzyme’s or its Affiliates’ sales force or the portion of any content of Ad/Prom Materials related to Genzyme’s or its Affiliates’ products.

(b)                                    Genzyme or its Affiliates shall forward all Complaints and inquiries to Veracyte in a timely manner as set forth in Section 3.8.3(a) hereof and shall follow any reasonable and timely directions Veracyte may provide in that respect including, without limitation, to allow Veracyte to comply with applicable local laws and regulations in the Territory. If an investigation by Veracyte is needed in response to a Complaint or inquiry, Genzyme and its Affiliates shall assist Veracyte as reasonably requested by Veracyte and Veracyte shall forward the results of the investigation to Genzyme within a reasonable timeframe to allow Genzyme to comply with applicable local laws and regulations in a relevant Country in the Territory.  Genzyme and its Affiliates shall retain records of all Complaints and inquiries for a period of not less than three (3) years beyond the expiration or termination date of this Agreement or for such longer period as may be required by applicable law.

3.8                                 Audit. Upon reasonable prior written notification, either party shall, during regular business hours, provide authorized representatives of the other party with access to its facilities (including those owned or operated by a third party), systems, personnel, books and records (including books and records regarding Net Revenues) as reasonably necessary to enable the representatives to audit such party’s compliance with its duties and responsibilities under this Agreement.  Each party shall be limited to one (1) audit per Contract Year during the Term and once during the three (3) year period following the expiration or termination of this Agreement.  The records and Net Revenue reports for any particular calendar quarter may not be examined under this Section 3.8 more than once.

3.9                                 Non-solicitation. Neither party shall, directly or indirectly, take any action to cause the other party to lose any of its employees, agents, customer contacts or other elements of its goodwill, provided, however, that the foregoing shall not apply with respect to (i) any person as to whom conversations were initiated by such party after such person terminated his or her employment with the other party, (ii) any public advertisement in any general or industry publication, or (iii) any solicitation made through a recruiting or search firm retained by such party using a database of candidates without targeting the other party or specific individuals.

3.10                          Performance by Genzyme Affiliates. Notwithstanding anything to the contrary contained in this Agreement, any Genzyme obligation hereunder may be assumed and performed by one or more of its Affiliates, and Genzyme may, at its election, delegate to any one or more of its Affiliates any duty or responsibility set forth in this Agreement; provided that Genzyme shall remain responsible for any and all acts and omissions by such Affiliate(s) to the same extent as if such were performed, taken or made by Genzyme.  In the event that Genzyme desires to perform its obligations in any country through distributors (rather than through direct employees), Genzyme may make a written proposal to Veracyte for its consideration and if Veracyte agrees, (i) the parties will memorialize such agreement in writing, (ii) such Country shall be added to Territory B as provided in such written agreement and (iii) Genzyme shall remain responsible for any and all acts and omissions by such distributor to the same extent as if such were performed, taken or made by Genzyme.

SECTION 4 - VERACYTE’S UNDERTAKINGS

4.1                                 Roles and Responsibilities.

4.1.1  Subject to the provisions of, and during the Term of, this Agreement, Veracyte and its Affiliates shall use Commercially Reasonable Efforts to offer and provide the Test beginning on the Effective Date in Territory A and in accordance with the then-current Annual Commercial Plan in the Countries in the Territory B.  This means, among other things, that Veracyte and its Affiliates shall use their respective Commercially Reasonable Efforts:

(a)                                   to conduct and process the Test in accordance with the Test specifications, including without limitation as contained in the applicable Marketing Authorization (if any);

(b)                                   to handle and process all aspects of the Tests including receipt of Collection Kits, processing samples, and issuing patient reports;

(c)                                    to provide all central lab testing and processing required for provision of the Test and communicating Test results;

(d)                                   to seek to obtain and maintain reimbursement (including Positive Coverage) and Marketing Authorization for the Test in Countries in the Territories in accordance with the then-current Annual Commercial Plan; and

(e)                                    to obtain and maintain all licenses, permits and certifications required to perform the foregoing responsibilities, including without limitation Clinical Laboratories Improvements Amendments (“CLIA”) certification, and ensure that any third party laboratories used by Veracyte to perform such responsibilities also have the requisite licenses, permits and certifications at all times while performing services on behalf of Veracyte.

4.1.2      Veracyte shall have the right to establish and modify (in its sole right and responsibility) terms and conditions regarding the sale and provision of the Test in each Country, including the price of the Test will be sold, any discounts offered or applied, the availability of the Test, and contracting; provided, however, that all matters relating to pricing of the Test will be discussed by the Steering Committee and Genzyme’s input will be reasonably considered by Veracyte.

4.2                                 Veracyte Co-Promotion Right; Advertising and Promotional Materials; Medical Affairs.

4.2.1                       Veracyte shall have the right, but not the obligation, to market, promote, and detail the Test in the Territories with Genzyme.  Veracyte has elected to exercise this right as to Territory A effective immediately.  If Veracyte chooses to further exercise this right, Veracyte shall deliver written notice of such election to Genzyme and Veracyte and its Affiliates shall (and cause their respective employees and agents to) comply with all applicable regulatory, professional and legal requirements which may be applicable to Veracyte’s and its Affiliates’ marketing, promotion, and detail of the Test and its other obligations hereunder.  Neither Veracyte nor its Affiliates, nor any of their respective employees or agents, shall make any representation, statement, warranty or guaranty with respect to the Test that is inconsistent with the then current Labeled Uses of the Test, this Agreement or the Ad/Prom Materials approved by the Steering Committee, that is deceptive or misleading or that disparages the Test or the good name, goodwill and reputation of Genzyme.  Each of Veracyte and its Affiliates shall use Commercially Reasonable Efforts to ensure that its services hereunder will be provided in a professional, ethical and competent manner.

4.2.2                       Veracyte shall provide marketing and brand strategy for the Test in accordance with the Annual Commercial Plan and any directions or instructions provided from time to time by the Steering Committee, and shall reasonably consider any input provided by Genzyme.  In all Countries in the Territories in accordance with the Annual Commercial Plan, Veracyte will create and develop in English language (i) all slide decks and other materials for utilization by Genzyme and its Affiliates as set forth in Section 3.6.3 hereof, and (ii) all content for Ad/Prom Materials for use in any and all Countries in the Territories in accordance with the Annual Commercial Plan and Section 3.6.1 hereof, at Veracyte’s sole cost and expense, provided, however, that any such materials shall be approved by the Steering Committee in accordance with Section 3.1.7 hereof.

4.3                                 Education and Training.  Unless otherwise agreed upon by the Steering Committee, Veracyte shall educate and train Genzyme’s and, to the extent its Affiliates employ sales and marketing personnel used to promote, market and detail the Test, such Affiliates’ sales and marketing representatives regarding the Test (with the initial training of Genzyme’s U.S. personnel to be completed by no later than ninety (90) days after the Effective Date), it being understood that (i) Veracyte will provide Genzyme, free of charge, with reasonable quantities of training materials which have been created and developed by Veracyte relating to the Test, and (ii) Genzyme and its Affiliates shall not permit any of their respective sales personnel to promote, market and detail the Test unless such sales personnel have been trained by Veracyte (or Genzyme as provided below in this Section 4.3) and qualified under criteria and/or standards supplied by Veracyte.  Genzyme and its Affiliates referenced above shall make their respective sales representatives available for such training and participate in conducting such training.  As between the parties hereto and except as expressly provided otherwise elsewhere in this Agreement, Veracyte shall exclusively own all right, title and interest in training materials developed under this Agreement except for any content specifically related to Thyrogen or other Genzyme products and any Genzyme Trademarks (which shall be exclusively owned by Genzyme).  Training shall be carried out at times and locations that are mutually acceptable to the parties.  As additional members are added to Genzyme’s or its Affiliates’ sales forces responsible for marketing and promoting the Test, training will be provided to such newly added members by either Veracyte or Genzyme using the training materials initially developed by Veracyte, as mutually agreed upon by the parties. For the avoidance of doubt, any trainings subsequent to the initial training and associated new training materials related to the Tests or Improvements shall be provided by Veracyte in accordance with the terms set forth above in this Section 4.3. The parties shall mutually decide where the training of such sales representatives will occur and, unless the parties agree otherwise in writing, Genzyme and Veracyte will be responsible for the costs of transporting, housing and maintaining their respective personnel conducting or receiving such training.

4.4                                 Recalls.

4.4.1                       Each party shall promptly (but in any case, not later than forty-eight (48) hours) notify the other party in writing of any order, request or directive of a court or other governmental agency or Regulatory Authority to recall or withdraw the Test.  Veracyte shall be responsible and have sole authority for handling all inquiries, Complaints, or recalls of the Test at its sole cost and expense, keeping Genzyme fully informed as to its plans and actions related to any such recall.  If requested by Veracyte, Genzyme shall fully cooperate with a Test recall in the Territory and follow all instructions given by Veracyte in that regard.

If a party (a) is contacted by any other Regulatory Authority or governmental agency for any purpose pertaining specifically to this Agreement or to the Test or (b) becomes aware of an impending inspection or audit of the facilities or operations involved with the Test, such party shall immediately notify the other party in writing.  Genzyme agrees that it shall not respond to any such agency making an inquiry of it until and only as directed by Veracyte; provided, however, that the foregoing shall not be construed to prevent Genzyme in any way from complying with any governmental agency or Regulatory Authority or applicable laws, rules or regulations.

4.4.2                       In the event that Veracyte considers initiating a voluntarily recall of the Test in any Country, Veracyte shall promptly inform Genzyme of such deliberations (including the contributing facts and circumstances leading up to such deliberations) and of its final determination, and keep Genzyme fully informed as to its plans and actions related to any such voluntary recall.

4.5                                 Test Shortage and/or Supply Interruption.

4.5.1                       If Veracyte is unable to meet the volume of requisitions for the Test in any Country in the Territory, Veracyte shall allocate supply of the Test among all Countries where the Test is sold in a fair and equitable manner as reasonably determined by Veracyte.  If any such allocation would lead to a material shortage of the Test in a particular Country in the Territory, the implications thereof in terms of the promotional, marketing and detailing efforts of each party under this Agreement shall be discussed and decided by the Steering Committee as soon as practicable.

4.5.2                       In case of a long term inability of Veracyte to provide the Test in any Country in the Territory, each party is entitled, pending a decision by the Steering Committee in accordance with Section 4.5.1 above, to unilaterally decrease its promotional, marketing and detailing efforts under this Agreement in that particular Country in a way that is fair and proportionate to the shortage or interruption, given the nature and the anticipated duration of the shortage or interruption.

4.6                                 Communications.  Genzyme may from time to time develop and issue press releases pertaining to this Agreement and/or the Test.  Such press releases shall contain both parties’ names and logos and shall not be published in any manner or form without prior written approval by Veracyte, such approval not to be unreasonably withheld, conditioned or delayed, and in accordance with Section 12.7 hereof.  Veracyte may from time to time develop and issue press releases pertaining to this Agreement.  Such press releases shall contain both parties’ names and logos and shall not be published in any manner or form without prior written approval by Genzyme, such approval not to be unreasonably withheld, conditioned or delayed, and in accordance with Section 12.7 hereof.  Notwithstanding the foregoing, Veracyte may from time to time issue press releases pertaining to the Test or any Improvements, including research studies, publications, announcements or other materials.  Such Test related press releases may be done only with Veracyte’s name and logo but will still require the prior written approval by Genzyme, such approval shall not be unreasonably withheld, conditioned or delayed.

4.7                               Periodic Reporting.  Veracyte shall provide Genzyme with aggregate data regarding (without limitation) Test orders, Test status, Test volume and any other information reasonably requested by Genzyme on a periodic schedule (which may vary by type of information required), to be set forth in the Annual Commercial Plan.  In addition, to the extent Veracyte is promoting the Test in any Country in the Territory, Veracyte shall also provide Genzyme with data consistent with the Genzyme Detail Report as set forth in Section 3.5 hereof on the timeline set forth therein.  Any such data shall be treated as Confidential Information of Veracyte and shall be maintained by Genzyme in accordance with Section 7 hereof.  Notwithstanding the foregoing or any other provision in this Agreement, in no case shall Veracyte be required to provide or disclose to Genzyme any information that would violate any applicable laws and regulations, including, without limitation, the Health Insurance Portability and Accountability Act (HIPAA) of 1996.

4.8                                 Complaint Reporting; Result Errors and CAPAs.

4.8.1                       Veracyte shall be responsible for evaluating and reporting any Complaints to Regulatory Authorities or other entities in the Territories as required by applicable laws and regulations.  In addition, Veracyte shall provide Genzyme with any and all Complaints and other related information obtained by Veracyte regarding the Test as well as all correspondence to and from Regulatory Authorities or other entities related thereto.

4.8.2                       Veracyte shall provide Genzyme with (i) reports regarding all patient result errors, (ii) all Corrective Actions/Preventative Actions (“CAPAs”) that relate to matters that would reasonably be deemed material to the normal commercialization of the Test and (iii) copies of all similar reports submitted to Regulatory Authorities or other entities as well as all correspondence to and from Regulatory Authorities or other entities related thereto.  Notwithstanding the foregoing or anything to the contrary, Veracyte will not be required to provide Genzyme with any information or data that would violate any applicable rule or regulation including HIPAA or any other rule regarding the confidentiality or non-disclosure of patient information or data.

4.9                                 Regulatory Matters.

4.9.1                       Veracyte shall be responsible and have sole authority for seeking, obtaining and maintaining Marketing Authorization for the Test in each Country in the Territories in accordance with the then current Annual Commercial Plan.  Such activities shall be at Veracyte’s sole cost and expense.  Genzyme shall provide such assistance as may be reasonably required for the purpose of seeking, obtaining and maintaining Marketing Authorization for the Test in Territory B subject to the availability of such resources and at Veracyte’s expense.

4.9.2                       Veracyte shall be responsible and have sole authority for seeking, obtaining and maintaining pricing approval and reimbursement for the Test in each Country in the Territories in accordance with the then current Annual Commercial Plan.  Such activities shall be at Veracyte’s sole cost and expense.  Genzyme shall provide such assistance as may be reasonably required for the purpose of seeking, obtaining and maintaining pricing approval and reimbursement in any Country, subject to the availability of such resources and at Veracyte’s expense.

4.10                          Performance by Veracyte Affiliates and Subcontractors.  Notwithstanding anything to the contrary contained in this Agreement, any Veracyte obligation hereunder may be assumed and performed by one or more of its Affiliates, and Veracyte may, at its election, delegate to any one or more of its Affiliates any duty or responsibility set forth in this Agreement; provided, however, that Veracyte shall remain responsible for any and all acts and omissions by such Affiliate(s) to the same extent as if such were performed, taken or made by Veracyte.  Furthermore, it is anticipated that Veracyte may perform certain of its obligations hereunder through third party laboratories and other subcontractors.  In such event, as between the parties, Veracyte shall remain responsible for any and all acts and omissions by such third parties to the same extent as if such were performed, taken or made by Veracyte.

4.11                          Billing and Collections.  Unless otherwise required by applicable laws and regulations, Veracyte and its Affiliates shall be responsible for the billing, invoicing, claims submissions, and collection of receivables and amounts due resulting from the sales of the Test in the Territories (collectively, “Collection Activities”), and such activities shall be at Veracyte’s cost and expense.  Veracyte and its Affiliates shall use Commercially Reasonable Efforts in performing the Collection Activities.  Genzyme shall provide reasonable support and assistance to Veracyte as requested by Veracyte (including if Veracyte and its Affiliates are prohibited from performing Collection Activities in a particular Country under applicable laws and regulations) at Veracyte’s cost and expense, subject to the availability of such resources.

4.12                          Test Collection Kits.  Veracyte shall be responsible for managing Collection Kit supply, inventory, tracking, and distribution in the Territories, shall be responsible for the costs associated with the supply and distribution of Collection Kits, and shall use its Commercially Reasonable Efforts in such activities.  The Steering Committee shall determine the number of Collection Kits that will be provided to each sales representative in Territory A and Territory B (at Veracyte’s cost) as demonstration samples.

SECTION 5 - MANAGEMENT AND GOVERNANCE

5.1                                 Steering Committee.  The sales and marketing program for the Test will be managed by a steering committee having equal representation of the parties (the “Steering Committee”). The Steering Committee will include three (3) members from each party and will meet in-person at least quarterly while more frequent meetings or teleconferences will be held anytime they are needed and requested by the Steering Committee’s members of either party.  If an in-person meeting is impracticable, meetings may be held by videoconference or teleconference. When meetings are held in person, individual members of the Steering Committee may nonetheless participate by videoconference or teleconference.  If unable to attend in person or by videoconference or teleconference, an individual member of the Steering Committee may grant a proxy to another individual member of the Steering Committee in order to act on his or her behalf on any matter to be acted upon at any meeting of the Steering Committee.  Other representatives of the parties may attend Steering Committee meetings as non-voting participants.  At least one week prior to any meeting of the Steering Committee, the parties shall agree upon a proposed agenda of the matters to be discussed at such meeting.  The parties shall agree, at the first meeting of the Steering Committee, upon procedures for maintaining meeting minutes.  The Steering Committee may take action on a matter at a meeting only if a quorum exists with respect to that matter.  The attendance of at least two (2) members of the Steering Committee of each party at a meeting shall constitute a quorum for the transaction of business.  Each member of the Steering Committee shall be entitled to cast one (1) vote, either in person or by proxy, on any matter to be acted upon at any meeting of the Steering Committee.  All decisions made by the Steering Committee shall require a majority vote by the members of the Steering Committee, either in person or by proxy. Any action required or permitted to be taken at any meeting of the Steering Committee may be taken without a meeting if the action is taken by all members of the Steering Committee. Such action must be evidenced by one or more written consents describing the action taken and signed by each member of the Steering Committee.  In the event the Steering Committee is unable to achieve a majority vote on any issue, then the dispute resolution process set forth in Section 5.3 hereof will be followed with respect to such issue.

5.2                                 Responsibilities.  The responsibilities of the Steering Committee (which may be delegated to sub-groups by approval of the Steering Committee) will include, without limitation:

5.2.1                       approving the Annual Commercial Plan (including the budget therein);

5.2.2                       determining the types and forms of Ad/Prom Materials to be created (e.g., printed materials, television media, digital media such as website content or e-marketing) and reviewing and approving all Ad/Prom Materials for the Test and sales force training materials before first use in the Territories;

5.2.3                       approving Test launch order and timing for Countries in Territory B;

5.2.4                       planning, monitoring and evaluating the overall sales and marketing program for the Test in each Country and ensuring the program is compliant with best practices in each Country and all applicable laws and regulations;

5.2.5                       approving the allocation of Genzyme’s funding commitment to support clinical development in Territory B, as described in Section 3.4;

5.2.6                       implementing the marketing and promotion strategy for the Test in each Country, including the planned number of Calls for each calendar year and the targets for such Calls, in order to market, promote and detail the Test in the most effective and efficient fashion; and

5.2.7                       any other activities specifically provided for in this Agreement.

The members of the Steering Committee from each party shall have the right to comment upon and make recommendations to the members of the other party regarding the other party’s activities under this Agreement, which recommendations the other party shall be reasonably considered.

5.3                                 Steering Committee Dispute Resolution.

5.3.1                       Should the Steering Committee be unable to reach a unanimous decision on any matter after ten (10) business days following the date on which the relevant meeting or teleconference has been held, the decision will be escalated to senior management representatives of the parties, who will have an additional ten (10) business days to reach a mutually agreeable decision.  If the senior management representatives are unable to resolve such a dispute or issue within such ten (10) day period after being requested to resolve such dispute or issue, the dispute or issue shall be referred to the Chief Executive Officers of Veracyte and Genzyme, or their designees, for attempted good faith resolution by negotiation within thirty (30) calendar days after such referral.  If the Chief Executive Officers of the parties, or their designees, are unable to resolve such dispute or issue, then the matter may be referred to mediation as set forth in Section 5.3.2 hereof.

5.3.2                       If a dispute cannot be resolved pursuant to Section 5.3.1 hereof, the parties shall in good faith attempt to resolve such dispute by non-binding mediation administered by JAMS End Dispute in accordance with its commercial mediation rules.  The mediation will be conducted by a single mediator appointed by agreement of the parties or, failing such agreement, by JAMS End Dispute in accordance with its commercial mediation rules.  Unless otherwise mutually agreed by the parties, the mediation proceedings will be conducted in Chicago, Illinois.  The parties shall share equally the cost of the mediation including, without limitation, filing fees, hearing fees and the cost of the mediator(s).  Each party will bear its own attorneys’ fees and associated costs and expenses.  If the dispute has not been resolved by the means provided herein within one hundred eighty (180) calendar days of the initiation of such procedure, either party shall have the right to file a lawsuit to resolve the dispute; provided, however, if Veracyte files such lawsuit, it must be filed in the courts of Boston, Massachusetts and if Genzyme files such lawsuit, it must be filed in the courts in San Francisco, California.

5.4                                 Coordination of Calls.  Efforts will be made by the Steering Committee to coordinate the Calls by the Veracyte sales forces, if any and as applicable, with the Calls by the Genzyme sales forces to ensure the most effective coverage of the target audiences and to minimize duplication of efforts to the extent practicable.

5.5                                 Participation Cost.  Each party shall bear its own costs associated with its participation in the Steering Committee and its activities performed under this Agreement, except as otherwise set forth herein.

SECTION 6 - FINANCIAL TERMS

6.1                                 Compensation to Genzyme. Subject to the provisions of and during the Term of this Agreement, as compensation for its marketing, promotion, and other activities and obligations under this Agreement, Genzyme shall receive a fee (the “Promotion Fees”) as follows:

6.1.1                       Fifty percent (50%) of Net Revenues received by Veracyte on the Test in Territory A and Territory B on and after the Effective Date but before the first (1st) anniversary of the Effective Date;

6.1.2                       Forty percent (40%) of Net Revenues received by Veracyte on the Test in Territory A and Territory B on and after the first (1st) anniversary of the Effective Date but before the second (2nd) anniversary of the Effective Date; and

6.1.3                       Thirty two percent (32%) of Net Revenues received by Veracyte on the Test in Territory A and Territory B on and after the second (2nd) anniversary of the Effective Date through the effective date of the expiration or termination of this Agreement (inclusive).

Such Promotion Fees shall be due on a quarterly basis as set forth in Section 6.3 below.

6.2                                 Quarterly Net Revenue Report. Within thirty (30) calendar days after the close of each calendar quarter that occurs during the Term of this Agreement and within thirty (30) calendar days after the end of the Term, Veracyte shall submit to Genzyme a statement (the “Quarterly Net Revenue Report”) showing, with respect to each Territory and each Country:

6.2.1                       Net Revenues, with breakouts of revenues attributable to cytopathology versus molecular testing services and regional breakouts;

6.2.2                       the amount billed and the amount reimbursed for each claim, and the payor associated with each such claim; and

6.2.3                       the calculation of the Promotion Fees due to Genzyme pursuant to Section 6.1.

Any such Quarterly Net Revenue Report shall be treated as Confidential Information of Veracyte in accordance with Section 7 hereof.

6.3                                 Invoicing and Payment.  Invoicing shall take place on a quarterly basis.  Each invoice shall be based on the data contained in the Quarterly Net Revenue Reports received by Genzyme in accordance with Section 6.2 above and payment shall be due not more than thirty (30) calendar days from the date of invoice and may be made in the form of a wire transfer.  With respect to invoices for assistance and support provided by one party to the other party at such other party’s expense pursuant to the terms and conditions of this

*** Confidential material redacted and filed separately with the Commission.

Agreement, payment shall be due within thirty (30) calendar days after receipt of a reasonably detailed invoice for such assistance and support.

6.4                                 Annual Reconciliation. The Quarterly Net Revenue Report for the fourth quarter of each calendar year shall contain an annual reconciliation indicating the difference, if any, between the annual Promotion Fees (calculated on the basis of the Net Revenue reported for the entire calendar year) and the sum of all quarterly Promotion Fees (calculated on the basis of the Net Revenue reported per calendar quarter).  In case of a difference, the relevant amount shall be settled in Genzyme’s invoice for the fourth quarter of the relevant calendar year.

6.5                                 Territory B Reimbursement Exception.

6.5.1                         In the event that the average reimbursed price of the Test in a particular Country in Territory B is materially reduced for *** for reasons other than seasonal fluctuations, force majeure event, a recall or a supply shortage, then either party may request in writing that the Steering Committee meet and confer to determine in good faith whether the reduction in the reimbursed price is other than temporary and, if so, whether it is necessary or advisable to reduce the Promotion Fee for the relevant Country so as to make commercialization of the Test commercially feasible for both parties.  For the purposes of clarity, it is the understanding of the parties that any reduction in the average reimbursed price would be a material reduction if it results in the average reimbursed price of the Test in a particular Country being lower than the sum of:  (i) Veracyte’s Test Processing Costs for the Test in that Country at that time, (ii) the Promotion Fee of Genzyme for the Test in that Country at that time, and (iii) a minimum net margin of *** (as a percentage of Net Revenues in that Country at that time) to Veracyte.

6.5.2                      If Veracyte deems it necessary or advisable to reduce the Promotion Fee for the relevant Country, it shall so notify the Steering Committee in writing and the Steering Committee will meet and confer to determine in good faith whether to make an adjustment to the Promotion Fee.  In the event that the Steering Committee is unable to agree upon an adjusted Promotion Fee for the relevant Country within sixty (60) days, then (a) Veracyte shall have the right to suspend or terminate its obligations under this Agreement with respect to the relevant Country with thirty (30) days prior written notice to the other party, (b) the relevant Country shall be automatically become a Removed Country as of the effective date of such termination and (c) Veracyte shall be free to commercialize the Test in such Country on its own (directly or through its Affiliates) or through a third party, provided, that Veracyte may not offer a third party terms materially more favorable (taken as a whole) than those last offered by Veracyte to Genzyme in writing through the Steering Committee deliberations (a “Territory B Reimbursement Exception Final Offer”) without first offering such more favorable terms to Genzyme (the “Genzyme Right of Last Offer”).  Upon receipt of a Genzyme Right of Last Offer, Genzyme will have thirty (30) days to accept such terms in writing, after which time Genzyme will be deemed to have rejected such Genzyme Right of Last Offer.

6.5.3                      In the event that Genzyme’s Promotion Fees for a particular Country in Territory B are reduced pursuant to this Section, Genzyme’s Promotion Fees for all other Countries in the Territories shall remain calculable and payable as set forth in this Section 6 (including any adjustments to the Promotion Fees for any other Country previously made in accordance with the terms and conditions of this Section 6.5 or as otherwise provided in this Agreement).

SECTION 7 - CONFIDENTIALITY

7.1                                 Non-Disclosure and Non-Use of Confidential Information.  All Confidential Information shall remain the exclusive property of the Disclosing Party during the Term of this Agreement and thereafter.  The Receiving Party shall disclose such Confidential Information only to those of its (and its Affiliates’) agents, advisors, consultants and employees to whom it is necessary in order to carry out their duties hereunder as limited by the terms and conditions of this Agreement.  During the Term of this Agreement and thereafter, all of the Disclosing Party’s Confidential Information shall be maintained in strict confidence by the Receiving Party’s agents and employees, and shall not be used by the Receiving Party for any purpose other than in connection with the Receiving Party’s performance of its duties under this Agreement.  The Receiving Party shall, at its expense and at the Receiving Party’s option, either return or destroy (and certify such destruction to the Disclosing Party in a written instrument signed by an officer of the Receiving Party) all Confidential Information of the Disclosing Party within sixty (60) days after the expiration or termination of this Agreement, provided, however, that the Receiving Party may retain one (1) copy of the Confidential Information of the Disclosing Party for archival purposes.

7.2                               Exceptions to Confidentiality Obligations.  The limitations on use and disclosure set forth in Section 7.1 hereof shall not apply to information which the Receiving Party can demonstrate:

7.2.1                         was in the public domain at the time of disclosure without breach of this Agreement by the Receiving Party;

7.2.2                         was known to or contained in the records of the Receiving Party from a source other than the Disclosing Party at the time of disclosure and can be so demonstrated by written records of the Receiving Party;

7.2.3                         was independently developed by the Receiving Party without use of, reference to or reliance upon the Disclosing Party’s Confidential Information and can be so demonstrated by written records of the Receiving Party; or

7.2.4                         became known or was disclosed to the Receiving Party without restriction on further disclosure from a third party source having the right to make such disclosure.

7.3                                Disclosure Pursuant to Legal Obligation.  Notwithstanding any other provision of this Agreement, disclosure of any portion of the Disclosing Party’s Confidential Information shall not be prohibited to the extent that it is required to (i) comply with applicable law, order or regulation of a governmental agency or a court of competent jurisdiction, (ii) to comply with any governmental agency for purposes of obtaining Marketing Authorization for the Test, or (iii) as necessary to establish the rights of either party under this Agreement, provided in either case that the Receiving Party shall (A) provide to the Disclosing Party prompt written notice of the existence, terms and circumstances of such required disclosure with at least sufficient detail to enable such Disclosing Party to seek a protective order or otherwise prevent or limit the extent of such disclosure, (B) consult with the Disclosing Party on the advisability of taking legally available steps to resist or narrow such disclosure, (C) take all reasonable and lawful actions to obtain confidential treatment for such disclosure and (D) thereafter disclose only such Confidential Information as is reasonably necessary under the circumstances.  Each of the parties agrees that the foregoing exceptions are to be narrowly construed and that its obligations (and those of its representatives) under this Section 7 are released solely with respect to those specific portions of the Disclosing Party’s Confidential Information that fall within the foregoing exceptions and not with respect to related portions.

7.4                                Disclosure to Prospective Investors.  Notwithstanding any other provision of this Agreement, Veracyte may disclose Confidential Information, including the terms of this Agreement, to current and prospective investors in Veracyte, provided any such recipients are bound by confidentiality and non-use provisions no less restrictive than those contained in this Section 7.

SECTION 8 - INFRINGEMENT AND LITIGATION

8.1                                Infringement.  If either party reasonably believes or learns that a third party is infringing or misappropriating Veracyte Intellectual Property in a Country in which the Test is being made, used, sold, offered for sale and/or imported, that party shall give the other party prompt written notice of its belief and documentation supporting its belief.  The parties shall use good faith efforts to coordinate and cooperate in any action, negotiation, or settlement of the alleged infringement.

8.2                               Litigation.  If Genzyme reasonably believes that there is infringement of any Veracyte Owned Intellectual Property by a third party and Genzyme submits documentary support of such activity to Veracyte, then Veracyte, acting at its own expense and for its own account, shall have the right, but not the obligation, to enforce the Veracyte Owned Intellectual Property against such infringers, including bringing any legal action for infringement and defending against any counter claims in such action. Genzyme shall provide to Veracyte, at Veracyte’s expense, such assistance and cooperation as may reasonably be requested by Veracyte or required in Veracyte’s action against such third party.  If Veracyte does not initiate action to terminate any infringement of the Veracyte Owned Intellectual Property within six (6) months after receiving such documentary support, or earlier notifies Genzyme in writing that it does not intend to bring such action, then Genzyme, upon receipt of consent from Veracyte, which consent shall not unreasonably withheld, conditioned or delayed, may bring such suit regarding infringement or misappropriation of such Veracyte Owned Intellectual Property in a Country in the Territory, acting in its own name or in the name of Veracyte, but for Genzyme’s own account and at Genzyme’s own expense, any recovery to be for its own account.  Veracyte hereby agrees to cooperate and be joined as a nominal party plaintiff to such suit and shall render, at Genzyme’s expense, all reasonable assistance and cooperation as may be reasonably necessary in such a suit.  Notwithstanding the foregoing, Genzyme may not enter into any settlement, consent judgment or other voluntary final disposition of such action which adversely affects any Veracyte Intellectual Property without the prior written consent of Veracyte, which will not be unreasonably withheld, conditioned or delayed.  Each party instituting any such infringement actions shall, subject the foregoing, have the right to make all decisions regarding the prosecution of any such action and shall keep the other party reasonably informed as to the status of such action.  It is understood and agreed that the provisions of this Section 8.2 shall only apply to Veracyte Intellectual Property that Veracyte or its Affiliates have the right to enforce (by virtue of ownership, license terms, or otherwise).

8.3                               Licenses.  If a third party license is required in order that the activities required pursuant to this Agreement do not infringe a third party’s Intellectual Property Rights, then Veracyte, at Veracyte’s expense and acting in its own name, shall negotiate with such third party and use Commercially Reasonable Efforts to obtain such a license.  Genzyme shall give to Veracyte, at Veracyte’s sole expense, such assistance as may reasonably be requested by Veracyte in connection with Veracyte’s negotiation with such third party, subject to the availability of such resources.

8.4                               Notification.  In the event that either party receives notification of any alleged or actual infringement from a third party, that party shall provide the other party with a copy of such notification within five (5) business days after its receipt of the notification.

SECTION 9 - REPRESENTATIONS AND WARRANTIES

9.1                               Veracyte represents and warrants to Genzyme that as of the Effective Date:

9.1.1                     Veracyte and its Affiliates exclusively owns or controls the Veracyte Owned Intellectual Property and has the right to license or sublicense to Genzyme and its Affiliates all Veracyte Intellectual Property licensed hereunder, that such rights to such Veracyte Intellectual Property have been validly granted to Genzyme and its Affiliates, and that the granting of such rights to Genzyme and its Affiliates does not require the consent of a third party in accordance with the terms of this Agreement;

9.1.2                     (a) there are no claims, judgments or settlements against or owed by Veracyte or its Affiliates, or to the best of its knowledge, any pending or threatened claims or litigation relating to the Veracyte Owned Intellectual Property, the Test or the

Ad/Prom Material used by Veracyte prior to the Effective Date; (b) to the best of its knowledge, there are no claims, judgments or settlements against or owed by Veracyte or its Affiliates relating to any other Veracyte Intellectual Property and (c) to the best of its knowledge, there are no pending or threatened claims or litigation relating to other Veracyte Intellectual Property that to the knowledge of Veracyte would have a material adverse effect on the Test, Veracyte, or the ability of the parties to perform under of this Agreement;

9.1.3                     to the best of Veracyte’s knowledge, there are no third party patent, patent application or other third party Intellectual Property Rights that would be infringed by making, using, or selling the Test;

9.1.4                     to the best of Veracyte’s knowledge, (a) there is no infringement or misappropriation by a third party of the Veracyte Owned Intellectual Property and/or the Test and (b) there is no misappropriation by a third party of other Veracyte Intellectual Property that to the knowledge of Veracyte would have a material adverse effect on the Test, Veracyte, or the ability of the parties to perform under of this Agreement;

9.1.5                     Veracyte has the full right, power and authority and legal capacity to enter into this Agreement and to grant the rights and licenses granted under Section 2 hereof and the execution, delivery and performance of this Agreement by Veracyte does not conflict with, or constitute a breach of or under, any order, judgment, agreement or instrument to which Veracyte is a party;

9.1.6                     Veracyte is a duly organized and validly existing corporation under the laws of its jurisdiction of incorporation;

9.1.7                     Veracyte (and any third party laboratories and other subcontractors used by Veracyte) has all necessary licenses, permits and certifications under all applicable laws, regulations, codes, and standards determined by any governmental authority or Regulatory Authority (including without limitation CLIA and similar state laws, as well as all generally applicable industry standards whether the same are regional, national or international), to use, make and commercialize Afirma in Territory A and any other Country in which it is conducting business as of the Effective Date;

9.1.8                     neither Veracyte nor any of its Affiliates has granted any right or license to any third party relating to the Veracyte Owned Intellectual Property and/or the Test that would conflict with the rights granted to Genzyme and its Affiliates under this Agreement; and

9.1.9                     Exhibit A hereto includes all patents or patent applications of Veracyte that are included in the Veracyte Owned Intellectual Property that are in existence or filed as of the Effective Date (other than foreign counterparts).

9.2                                 No Conflicting Obligations. Each party represents and warrants that the execution of this Agreement and the performance of its obligations hereunder will not conflict with, result in the breach of, or constitute a default under, any agreement to which it, its officers, directors, agents or employees are parties, or by which it, its officers, directors, agents or employees are or may be bound.

9.3                                 Compliance with Applicable Laws. Each party represents and warrants that in the performance of its obligations under this Agreement it shall comply with all applicable laws, regulations, codes, and standards determined by any governmental authority or Regulatory Authority, as well as all generally applicable industry standards whether the same are regional, national or international.

9.4                                 Ad/Prom Materials and Training Materials.  Veracyte hereby represents and warrants to Genzyme that all Ad/Prom Materials and training materials used by Veracyte as of the Effective Date in connection with the Test comply, and all Ad/Prom Materials and training materials to be created and developed by Veracyte pursuant to Section 3.6 hereof will comply, with all applicable laws, regulations, codes and standards determined by any governmental authority or Regulatory Authority, as well as all generally applicable industry standards whether the same are regional, national or international.

9.5                                 FCPA.

9.5.1                       Each party represents and warrants that it:

(a)                                   is aware of the terms of the U.S. Foreign Corrupt Practices Act (“FCPA”); and

(b)                                   is not an officer or agent of a governmental authority or regulatory authority within the Territory.

9.5.2                       In performing its obligations under this Agreement, each party shall refrain from any violation of the FCPA. Without limiting the generality of the foregoing, neither party shall pay money or provide any other thing of value to any foreign officials in violation of the FCPA or any other statute or regulation in a Territory.

9.6                                 Performance Standards. Each party represents and warrants that all activities and obligations performed under this Agreement will be performed by it and its Affiliates (i) in a professional and workmanlike manner, (ii) by appropriately qualified individuals who are licensed in accordance with applicable laws and regulations in the Country in which they are performed, (iii) at an appropriately qualified and licensed laboratory facility, and (iv) in accordance with the standard of care and best industry practices in the Country in which they are performed.

9.6.1                       Veracyte represents and warrants that neither Veracyte nor its Affiliates (to the extent its Affiliates are performing services related to the Test), nor any of their respective employees or agents performing services related to Test in connection with this Agreement, has been: (i) convicted of an offense related to any federal or state health care program; (ii) debarred under the Federal Food, Drug and Cosmetic Act; or (iii) excluded or is otherwise ineligible for federal or state health care program participation.  No convicted, debarred, excluded or ineligible person will in the future be employed by Veracyte or its Affiliates, to their knowledge, in connection with any of its obligations under this Agreement.  If Veracyte becomes aware that Veracyte or its Affiliates performing services related to the Test or any person employed or contracted by Veracyte or its Affiliates in connection with this Agreement has become or is in the process of being convicted, debarred, excluded or otherwise rendered ineligible for federal or state health care program participation, Veracyte shall so notify Genzyme in writing.

9.6.2                      Genzyme represents and warrants that neither Genzyme nor its Affiliates (to the extent its Affiliates either employ sales and marketing personnel used to promote, market or detail any Thyrogen or the Test or otherwise perform services hereunder), nor any employee or agent of Genzyme or such Affiliates marketing, promoting, or detailing the Test in connection with this Agreement, has been: (i) convicted of an offense related to any federal or state health care program; (ii) debarred under the Federal Food, Drug and Cosmetic Act; or (iii) excluded or is otherwise ineligible for federal or state health care program participation.  No convicted, debarred, excluded or ineligible person will in the future be employed by Genzyme or its Affiliates, to their knowledge, in connection with any of its obligations under this Agreement.  If Genzyme becomes aware that Genzyme its Affiliates mentioned above or any person employed or contracted by Genzyme or such Affiliates in connection with this Agreement has become or is in the process of being convicted, debarred, excluded or otherwise rendered ineligible for federal or state health care program participation, Genzyme shall so notify Veracyte in writing.

9.7                                 Veracyte has responded to Genzyme’s reasonable requests for information regarding the Test, and, to the best of Veracyte’s knowledge, Veracyte has not withheld information regarding the Test which is responsive to such requests and which Veracyte reasonably deems material, and, to the best of Veracyte’s knowledge, any such information was provided to Genzyme following receipt of Genzyme’s request and, taken as a whole, was up to date and accurate.

9.8                                 Genzyme has responded to Veracyte’s reasonable requests for information regarding the relationship that is the subject of this Agreement, and, to the best of Genzyme’s knowledge, Genzyme has not withheld information which is responsive to such requests and which Genzyme reasonably deems material, and, to the best of Genzyme’s knowledge, any such information was provided to Veracyte following receipt of Veracyte’s request and, taken as a whole, was up to date and accurate.

9.9                                 Genzyme represents and warrants to Veracyte that as of the Effective Date:

9.9.1                       Genzyme has the full right, power and authority and legal capacity to enter into this Agreement;

9.9.2                       the execution, delivery and performance of this Agreement by Genzyme does not conflict with, or constitute a breach of or under, any order, judgment, agreement or instrument to which Genzyme is a party; and

9.9.3                       Genzyme or its Affiliates directly employs a direct sales force in the countries listed on Exhibit E and, with respect to Thyrogen such sales force operates with all necessary licenses, permits and certifications under all applicable laws, regulations, codes, and standards determined by any applicable governmental authority or Regulatory Authority as of the Effective Date.

9.10                          EXCEPT AS EXPRESSLY STATED IN THIS SECTION 9, ALL OTHER WARRANTIES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING A WARRANTY AS TO THE QUALITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE TEST, ARE HEREBY EXCLUDED.

SECTION 10 - INDEMNIFICATION AND LIMITATION OF LIABILITY

10.1                          Indemnification by Veracyte.

10.1.1                Veracyte shall defend, indemnify and hold Genzyme, its Affiliates and their respective officers, directors and employees harmless from and against any liabilities, charges, costs, or expenses, including reasonable attorneys’ fees and settlement payments (collectively, “Liabilities”) that arise from any claim, lawsuit or other action by a third party resulting from (i) the promotion, marketing or detailing of the Test by Veracyte or its Affiliates, (ii) the safety or effectiveness of the Test and/or the research, development, manufacture, commercialization, distribution, promotion, marketing, detailing or importation of the Test by Veracyte or its Affiliates, (iii) performance of the Test including, without limitation, the reporting of test results to physicians or patients, (iv) a breach by Veracyte of its covenants or the terms and conditions of this Agreement or any negligence or misconduct of Veracyte or its Affiliates or their respective employees, agents or subcontractors, (v) the infringement or other violation of any third party trademarks with respect to the use by Genzyme of the Veracyte Trademarks in accordance with the terms and conditions of this Agreement, (vi) an inaccuracy of any of Veracyte’s representations and warranties under this Agreement or (vii) an actual or alleged infringement of a patent, trademark or other Intellectual Property Right of a third party.    The foregoing obligations shall not apply to the extent that such Liabilities result from any gross negligence or willful misconduct of Genzyme or its Affiliates.

10.1.2                Genzyme shall promptly notify Veracyte of any liability in respect of which Genzyme intends to claim such indemnification, and Veracyte shall assume and have exclusive control over the defense thereof with counsel selected by Veracyte provided, however, that Genzyme shall have the right to fully participate in any such action or proceeding and to retain its own counsel, at its own expense, if representation of Genzyme by the counsel retained by Veracyte would be inappropriate under applicable standards of professional conduct due to actual or potential differing interests between Genzyme and Veracyte or any other party represented by such counsel in such proceedings. The failure to deliver notice to Veracyte within a reasonable time after the commencement of such action shall relieve Veracyte of its indemnification obligations hereunder only to the extent such failure is prejudicial to Veracyte’s ability to defend such action.

10.2                          Indemnification by Genzyme.

10.2.1                Genzyme shall defend, indemnify and hold Veracyte, its Affiliates and their respective officers, directors and employees harmless from and against any Liabilities that arise from any claim, lawsuit or other action by a third party resulting from (i) the promotion, marketing or detailing of the Test by Genzyme or its Affiliates, (ii) a breach by Genzyme of its covenants or the terms and conditions of this Agreement or any negligence or misconduct of Genzyme or its Affiliates or their respective employees, agents or subcontractors, (iii) an inaccuracy of any of Genzyme’s representations and warranties under this Agreement or (iv) the infringement or other violation of any third party trademarks with respect to the use by Veracyte of the Genzyme Trademarks in accordance with the terms and conditions of this Agreement.  The foregoing obligations shall not apply to the extent that such Liabilities result from the gross negligence or wilful misconduct of Veracyte or its Affiliates.  For the avoidance of doubt, Genzyme will not indemnify Veracyte and its Affiliates for any Liabilities resulting from an actual or alleged infringement of a patent, trademark or other Intellectual Property Right of a third party related to making, using or processing the Test.

10.2.2                Veracyte shall promptly notify Genzyme of any liability in respect of which Veracyte intends to claim such indemnification, and Genzyme shall assume and have exclusive control over the defense thereof with counsel selected by Genzyme; provided, however, that Veracyte shall have the right to fully participate in any such action or proceeding and to retain its own counsel, at its own expense, if representation of Veracyte by the counsel retained by Genzyme would be inappropriate under applicable standards of professional conduct due to actual or potential differing interests between Veracyte and Genzyme or any other party represented by such counsel in such proceedings.  The failure to deliver notice to Genzyme within a reasonable time after the commencement of such action shall relieve Genzyme of its indemnification obligations hereunder only to the extent such failure is prejudicial to Genzyme’s ability to defend such action.

10.3                          Limitation of Liability.

10.3.1                Neither party shall be liable to the other party for any special, incidental, indirect or consequential damages including, but not limited to, loss of profit, loss of savings, loss of business, loss or contracts, whether arising from negligence, breach of contract or in any other way.

10.3.2                The limitations set forth in Section 10.3.1 shall not apply with respect to the liability of either party for death, material personal injury or property damage, which has been determined by a court of final adjudication to have been proximately caused by the gross negligence or wilful misconduct of such party or its Affiliates.

10.4                          Insurance.

10.4.1                By no later than fourteen (14) days after the Effective Date, each party will obtain and maintain commercially reasonable amounts of insurance from a reputable insurance carrier (or by means of self-insurance) sufficient to cover its risks under this Agreement.

10.4.2                For the avoidance of doubt, Veracyte is required to maintain an active insurance policy covering general commercial liability, contractual liability, personal and advertising injury, errors and omissions, and product liability claims, with limits of not less than $10,000,000 (ten million dollars) per occurrence and $10,000,000 (ten million dollars) aggregate.  Veracyte shall name Genzyme as an “additional insured” and provide Genzyme with a certificate of insurance promptly upon Genzyme’s request.

10.4.3                For the avoidance of doubt, Genzyme is required to maintain an active insurance policy covering general commercial liability, contractual liability, personal and advertising injury, errors and omissions, and product liability claims, with limits of not less than $10,000,000 (ten million dollars) per occurrence and $10,000,000 (ten million dollars) aggregate.  Genzyme shall name Veracyte as an “additional insured” and provide Veracyte with a certificate of insurance promptly upon Veracyte’s request.

SECTION 11 - TERM AND TERMINATION

11.1                          Term. This Agreement shall commence on the Effective Date and shall continue in force for a period of fifteen (15) years (the “Initial Term”).  Upon expiry of the Initial Term, this Agreement shall terminate without any notice of termination being required, unless the parties agree in writing to extend the Agreement for an additional period to be agreed upon in writing by the parties (the “Extended Term”).

11.2                          Termination for Breach. Without prejudice to the rights and remedies of Veracyte and Genzyme under this Agreement, either party may terminate this Agreement immediately by written notice to the other party if the other party either commits a breach of this Agreement or otherwise defaults in the performance of any of its duties or obligations under this Agreement and such breach is not caused by a force majeure (as described in

Section 12.3) and (i) such breach or default is material and curing such breach or default is temporarily or permanently impossible, or (ii) in all other cases if the breach is not remedied within thirty (30) days after receipt of written notice of termination pursuant to this Section 11.2.

11.3                          Termination for Insolvency. Either party may terminate this Agreement effective immediately by written notice to the other party if the other party:

11.3.1                becomes insolvent, or has filed a request to be declared insolvent, or has been granted moratorium on payment;

11.3.2                makes an assignment for the benefit of creditors;

11.3.3                ceases to do business;

11.3.4              commences any dissolution, liquidation or winding up; or

11.3.5                has a receiver, trustee administrator or examiner or liquidator appointed over all or a substantial part of its assets.

11.4                          Termination Upon Change of Control. Either party will have the right to immediately terminate this Agreement by written notice to the other party in the event of a Change of Control of the other party.  A party shall provide notice to the other party not less than sixty (60) days prior to its proposed Change of Control, provided, however, that if the party undergoing the Change of Control is advised by its legal counsel that it is precluded from providing the other party with this prior notice under applicable laws or regulations, then the party undergoing the Change of Control shall deliver such notice immediately after consummation of the Change of Control.  The above notice shall contain the following information regarding the person or entity that will assume control:

(a)                                   the name and legal composition of the person or entity;

(b)                                   financial information regarding such person or entity; and

(c)                                    a general description of the transfer transaction.

In addition, the party that is subject to the Change of Control shall provide the other party with such other information as may be reasonably requested by that party after the receipt of such notice.

11.5                        Termination for Convenience.  Either party will have the right to terminate this Agreement without cause effective any time after the first (1st) anniversary of the Effective Date by giving the other party six (6) months prior written notice.  For the purposes of clarity, it is the understanding of the parties that during the notice period described above, the rights and obligations of the parties shall continue in full force and effect until the applicable date of termination of the Agreement.

11.6                          Termination by Genzyme on a Country-by-Country Basis for Regulatory Action.

11.6.1                Within sixty (60) days following the occurrence of a Country Regulatory Event, Genzyme may provide Veracyte with written notice of such Country Regulatory Event (a “CRE Notice”).  Such CRE Notice shall provide details regarding the event that constitutes a Country Regulatory Event, the date of such occurrence and the basis for why any Country Regulatory Event could constitute a Qualified Country Regulatory Event.  Upon the receipt of a CRE Notice, Veracyte will have six (6) months to work in good faith to resolve, cure, or abate such Country Regulatory Event to the reasonable satisfaction of Genzyme.  If Veracyte is unable to resolve, cure or abate such Country Regulatory Event during such six (6) month period and such Country Regulatory Event constitutes a Qualified Country Regulatory Event, then Genzyme will have the right, no later than eight (8) months following the occurrence of such a Qualified Country Regulatory Event, to terminate any further rights and obligations under this Agreement with regards to such Country, with thirty (30) days prior written notice to Veracyte (a “Country Regulatory Termination”).

11.6.2                For the purposes of clarity, it is the understanding of the parties that during any notice period described above prior to the effective date of a Country Regulatory Termination, the rights and obligations of the parties shall continue in full force and effect until the applicable date of termination rights and obligations regarding such Country.

11.6.3                If Genzyme elects to exercise such Country Regulatory Termination right with regards to a Country in Territory B or in Territory A, no further Promotion Fees will be payable for Net Revenues achieved in such Country after the effective date of the Country Regulatory Termination for such Country.

11.6.4                Any Country for which Genzyme terminates its rights and obligations pursuant to this Section 11.6 shall be automatically become a Removed Country as of the effective date of such termination.

11.6.5                For purposes of this Section 11.6:

(a)                                   “Country Regulatory Event” shall mean, with respect to any Country, the occurrence of any of the following: any Regulatory Authority in that Country pursuing an enforcement action (i) against Veracyte or its Affiliates (to the extent that such Affiliates are offering the Test pursuant this Agreement in such Country) that impacts the ability to commercialize the Test or (ii) directly related to the Test; or any Regulatory Authority in that Country issuing a warning letter against Veracyte or its Affiliates (to the extent that such Affiliates are providing services to Genzyme pursuant to this Agreement in such Country) that impacts the ability to commercialize the Test or (ii) directly related to the Test; and

(b)                                   “Qualified Country Regulatory Event” shall mean a Country Regulatory Event that both (a) materially and adversely affects the ability of the parties to commercialize the Test in the Country where the Country Regulatory Event occurs, and (b) leads to the actual average monthly volume of FNAs received by Veracyte for the Test in such Country during the six (6) months following the date of the occurrence of the Country Regulatory Event being at least fifty percent (50%) less than the average monthly volume for the six (6) months prior to such date.

11.7                        Territory B Country-by-Country Termination by Veracyte.  In addition to any other remedies that may be available to Veracyte, if at any time (a) following twelve (12) months after Veracyte receives reimbursement (including Positive Coverage) and any required Marketing Authorization for the Test in a Country in Territory B, should Genzyme fail to use its Commercially Reasonable Efforts to market, promote, and sell the Test in any such Country in Territory B as provided herein (other than due to a force majeure event, a recall, or a supply shortage), or (b) following the Effective Date, should Genzyme fail to continue to employ a direct sales force in any Country listed in Exhibit E, then, in either case, Veracyte will have the right to deliver a “Country Removal Notice” to Genzyme.  Such Country Removal Notice shall identify the Country (or Countries) where Veracyte reasonably believes in good faith that Genzyme failed to use its Commercially Reasonable Efforts to market, promote, and sell the Test or fail to continue to employ a direct sales force including sufficient detail for Genzyme to understand and attempt to cure its failure to perform and any information regarding the market opportunity in such Country.  Within one hundred twenty (120) business days following receipt of such Country Removal Notice, if Genzyme (i) has failed to undertake in good faith its obligations to use its Commercially Reasonable Efforts to market, promote, and sell the Test in the Country that is subject of such Country Removal Notice, and (ii) such failure is not due primarily to any breach of this Agreement by Veracyte, then such Country shall be a Removed Country.  For purposes of clarity, Genzyme will not be owed any additional Promotion Fees with regard to such Removed Country based on Net Revenue recognized from such Country on and after the date such Country becomes a Removed Country.

11.8                          Effects of Expiration or Termination.

11.8.1                Notwithstanding anything to the contrary in this or any other agreement between the parties, all rights and obligations of the parties set forth herein that expressly or by their nature survive expiration or termination of this Agreement (or survive termination of the rights and obligations with regards to a particular Country under this Agreement) (including without limitation Sections 1, 3.5, 3.7.3(b) (last sentence), 3.8, 6.2, 6.3, 7, 9.10, 10, 11.8, 12.4, 12.5, 12.7 – 12.9 (inclusive), and 12.10 – 12.13 (inclusive)) shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement until they are satisfied or by their nature expired and shall bind the parties and their legal representatives, successors, and permitted assigns.

11.8.2                Expiration or termination of this Agreement for any reason shall be without prejudice to the rights and remedies of either party with respect to any antecedent breach of any of the provisions of this Agreement.

11.8.3                Upon termination of this Agreement, Genzyme shall cooperate in good faith with Veracyte or its designee in transitioning all customer support, promotional and other activities and responsibilities for the Test in the Territories, as set forth hereunder, to Veracyte or its designee as requested by Veracyte.  The parties agree to cause such transition to occur as quickly as practicable after the effective date of such termination.  After expiration or termination of this Agreement, Veracyte shall retain the right to use any training materials and Ad/Prom Materials related to the Test developed during the Term; provided, however, that Veracyte shall have no further right to use Genzyme’s name or Trademarks.

11.8.4                In the event that Veracyte terminates this Agreement solely pursuant to Section 11.5 hereof Genzyme shall receive the following termination fee:

(a)                                   fifty percent (50%) of the amount paid by Genzyme to Veracyte pursuant to Section 2.3.1 hereof above if the termination date falls before the second (2nd) anniversary of the Effective Date,

(b)                                   forty percent (40%) of the amount paid by Genzyme to Veracyte pursuant to Section 2.3.1 hereof if the termination date falls on or after the second (2nd)  but before the third (3rd) anniversary of the Effective Date or

(c)                                    thirty percent (30%) of the amount paid by Genzyme to Veracyte pursuant to Section 2.3.1 hereof if the termination date falls on or after the third (3rd)but before the fourth (4th) anniversary of the Effective Date

(such amount, the “Termination Fee”).  Veracyte shall pay Genzyme the total termination fee as follows: fifty percent (50%) shall be paid on or before the date on which the termination is effective, and the remaining fifty percent (50%) shall be paid within six (6) months after such date.  For the avoidance of doubt, any termination fee owed to Genzyme pursuant to this Section 11.8.4 shall be payable in addition to any other payments or awards to which Genzyme is legally entitled.  This Section 11.8.4 shall not be construed as a limitation upon any legal or equitable remedies that Genzyme or Veracyte may elect to pursue.  For the avoidance of doubt, any Termination Fee owed to Genzyme pursuant to this section shall be offset by any other payments or awards to which Veracyte is legally entitled from Genzyme.

11.9                          Dispute Resolution.  In the event of any dispute arising between the parties relating to, arising out of, or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, such dispute shall be referred to the Steering Committee and the parties shall follow the dispute resolution procedures set forth in Section 5.3 hereof.

SECTION 12 - MISCELLANEOUS PROVISIONS

12.1                          Independent Status of the Parties. Veracyte and Genzyme are independent entities each acting in its own name of for its own account. Without explicit prior written authorization, neither party shall have the authority to bind, commit or incur any liability on behalf of the other party or to otherwise act in any way as an agency, representative or partner of the other party.

12.2                          Assignment. This Agreement shall not be assigned or otherwise transferred by either party without the prior written consent of the other party, provided, however, that either party may assign this Agreement to any of its Affiliates or to a successor to the portion of its business related to this Agreement (whether by merger, a sale or transfer of all or substantially all of its assets relating to this Agreement, a sale of its capital stock, or otherwise), including, in the case of Genzyme, the transfer to an Affiliate of the entire sales and marketing organization used to promote, market and detail Thyrogen.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

12.3                          Force Majeure. The performance of either party under this Agreement may be suspended to the extent and for the period of time that such party is prevented or delayed from fulfilling its obligations due to causes beyond its reasonable control (including, without limitation, acts of God, acts of civil or military authority including governmental priorities, strikes or other labour disturbances, fires, floods, epidemics, wars, terrorism, or riots); provided, however, that the non-performing party uses commercially reasonable efforts to avoid or remove such causes of non-performance and continues performance hereunder with reasonable dispatch as soon as such causes are removed.  After thirty (30) consecutive calendar days of suspension on the part of one party, the other party may, at its sole discretion, terminate this Agreement without further liability.

12.4                          Severability. To the extent any clause, term or provision of this Agreement shall be judged to be invalid or unenforceable for any reason whatsoever, such invalidity or unenforceability shall not affect the validity or enforceability of the balance of such clause, term or provision or any other clause, term or provision hereof. The remaining provisions of this Agreement will remain binding and enforceable, and shall be interpreted so as best to reasonably effect the intent of the parties. The parties further agree that any such invalid or unenforceable provisions will be deemed replaced with valid and enforceable provisions that achieve, to the extent possible, the business purposes and intent of such invalid and unenforceable provisions.

12.5                          Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the state of New York, including all matters of construction, validity, performance and enforcement.

12.6                          Relationship of Parties.  The parties hereto are acting and performing as independent contractors, and nothing in this Agreement creates the relationship of partnership, joint venture, sales agency or principal and agent.  Neither party is the agent of the other, and neither party may hold itself out as such to any other person. All financial obligations associated with each party’s business shall be the sole responsibility of such party.

12.7                          Public Announcements. The form and content of any public announcement to be made by one party regarding the execution or existence of this Agreement, or the subject matter contained herein, shall be subject to the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned), except as may be required by applicable law (including, without limitation, disclosure requirements of the SEC, NYSE, or any other stock exchange or NASDAQ), in which case the party making the disclosure shall give the other party reasonable advance notice and review of any such disclosure. Following the dissemination of such initial public announcement, neither party (nor any of their Affiliates) shall issue any press release or make any public announcement with respect to this Agreement and the transactions contemplated hereby without prior consultation with the other party, except as may be required by applicable law upon the advice of counsel.  Each party shall provide the other party with a reasonable opportunity to review the release or other public announcement prior to disclosure.  Notwithstanding the foregoing, each the parties may each disclose to third parties the information contained in any press release that was previously approved by both of the parties without the need for further approval by the other party.

12.8                          No Implied Licenses.  Each of the parties hereby acknowledges and agrees that, except as otherwise explicitly provided in this Agreement, it does not have, assert or acquire any right, title or interest in or to any Intellectual Property Rights or other proprietary rights of the other party or its Affiliates by entering into this Agreement.

12.9                          Notices. All notices hereunder shall be delivered as follows: (a) personally; (b) by facsimile and confirmed by either first class mail (postage prepaid) or overnight courier service; (c) by registered or certified mail (postage prepaid); or (d) by overnight courier service, to the following addresses of the respective parties:

If to Genzyme:	With a copy to:

Genzyme Corporation	Genzyme Corporation
500 Kendall Street	500 Kendall Street
Cambridge, MA 02142	Cambridge, MA 02142
Attention: General Manager, Endocrine Business	Attention: General Counsel
Facsimile: (617) 761-8667	Facsimile: (617) 252-7553

If to Veracyte:	With copy to:

Veracyte, Inc.	Veracyte, Inc.
7000 Shoreline Court, Suite 250	7000 Shoreline Court, Suite 250
South San Francisco, CA 94080	South San Francisco, CA 94080
Attention: Chief Executive Officer	Attention: General Counsel
Facsimile: (650) 243-6301	Facsimile: (650) 243-6301

Notices shall be effective upon receipt if personally delivered or delivered by facsimile and confirmed by first class mail, on the third business day following the date of registered or certified mailing, or on the first business day following the date of delivery to the overnight courier. A party may change its address listed above by written notice to the other party.

12.10                 Exchange Controls.  All payments due hereunder shall be paid in United States dollars.  If at any time legal restrictions prevent the prompt remittance of part or all payments with respect to any Country in which the Test is sold, payment shall be made through such lawful means or methods as the parties may determine in good faith.

12.11                 Entire Agreement.  This Agreement, together with the Exhibits hereto, contains the entire understanding of the parties with respect to the subject matter hereof.  All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement, including without limitation the Letter of Intent (including without limitation Exhibit A thereto) dated January 7, 2011 and the amendment thereto dated April 20, 2011, the Confidential Disclosure Agreement dated November 16, 2009 and the Non-Solicitation Agreement dated January 7, 2011 but excluding the Joint Defense Agreement dated as of January 28, 2011, which shall continue in full force and effect IN ACCORDANCE WITH ITS TERMS.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.  Each of the parties hereby acknowledges that this Agreement is the result of mutual negotiation and therefore any ambiguity in their respective terms shall not be construed against the drafting party.

12.12                 Headings.  The captions to the several Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Sections hereof.

12.13                 Waiver.  Except as expressly provided herein, the waiver by either party hereto of any right hereunder or of any failure to perform or any breach by the other party shall not be deemed a waiver of any other right hereunder or of any other failure to perform or breach by said other party, whether of a similar nature or otherwise, nor shall any singular or partial exercise of such right preclude any further exercise thereof or the exercise of any other such right.

12.14                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signature pages may be exchanged by facsimile.

[Signature page to follow]

IN WITNESS WHEREOF, Veracyte and Genzyme have each caused this Agreement to be executed by their respective duly authorized officers.

VERACYTE, INC.	GENZYME CORPORATION

/s/ Bonnie Anderson	/s/ David Meeker
Bonnie Anderson	David Meeker
Chief Executive Officer	Chief Executive Officer
Date: 18 January, 2012	Date: 18 January, 2012

[SIGNATURE PAGE TO CO-PROMOTION AGREEMENT]

*** Confidential material redacted and filed separately with the Commission.

EXHIBIT A

Veracyte Patents & Patent Applications (U.S.)

Application Number	Application Date	Publication Number	Publication Date	Title
61/199,585	11/17/2008	Not Yet Available	Not Yet Available	Methods and Compositions of Molecular Profiling for Diagnosis of Cancer
61/270,812	7/13/2009	Not Yet Available	Not Yet Available	Methods and Compositions of Molecular Profiling for Diagnosis of Cancer
12/592,065	11/17/2009	US2010/0131432	5/27/2010	Methods and Compositions of Molecular Profiling for Disease Diagnostics
***	***	Not Yet Available	Not Yet Available	***
***	***	Not Yet Available	Not Yet Available	***
61/176,471	5/7/2009	Not Yet Available	Not Yet Available	Methods and Compositions for Diagnosis of Thyroid Conditions
13/318,751	11/3/2011	Not Yet Available	Not Yet Available	Methods and Compositions for Diagnosis of Thyroid Conditions
61/333,717	5/11/2010	Not Yet Available	Not Yet Available	Molecular Classification of Thyroid Nodules Using High- Dimensionality Genomic Data
***	***	Not Yet Available	Not Yet Available	***
61/389,810	10/5/2010	Not Yet Available	Not Yet Available	Methods and Compositions for Diagnosing Conditions
13/105,756	5/11/2011	Not Yet Available	Not Yet Available	Methods and Compositions for Diagnosing Conditions
61/568,870	12/9/2011	Not Yet Available	Not Yet Available	Methods and Compositions for Classification of Samples
***	***	Not Yet Available	Not Yet Available	***

EXHIBIT B

Trademarks

“Veracyte” and “Afirma” are registered Trademarks of Veracyte.

“Genzyme” and “Thyrogen” are registered Trademarks of Genzyme.

EXHIBIT C

Customer Support

1.              In Territory A, Veracyte will provide reasonable first level customer support to end users for the Test.  In Territory B, Genzyme will provide reasonable first level customer support to end users for the Test.

2.              In Territory A, Veracyte will provide a dedicated phone line for end users to call.  In Territory B, Genzyme will provide a dedicated phone line for end users to call.  Opening hours of the hot line will be adapted for local needs.  Call hours will be mutually determined.

3.              In Territory B, Genzyme will respond to calls, questions, and requests for information.

4.              Veracyte will provide second level phone line support of customers in Territory B.  What is not able to be answered in the field, can be referred to Veracyte call center.

5.              Support issues in Territory B that Genzyme is unable to resolve will be referred to Veracyte.

Item	Description
Coverage Time	International : 8:00 AM to 5:00 PM (GMT+02:00) Mon- Thu office hours.
Service Language	English and local languages in Territory B
Recall time in during coverage time	Within 3 hours
Initial Response time	Within 24 hours
Number of incidents	Unlimited

*** Confidential material redacted and filed separately with the Commission.

EXHIBIT D

Territory A Sales Force FTEs as of the Effective Date

FTEs in Genzyme’s Territory A Sales Force as of the Effective Date:  *** FTEs

EXHIBIT E

Countries in Territory B

1.	Argentina
2.	Australia
3.	Austria
4.	Belgium
5.	Brazil
6.	Bulgaria
7.	Canada
8.	Chile
9.	Colombia
10.	Croatia
11.	Czech Republic
12.	Denmark
13.	Finland
14.	France
15.	Germany
16.	Greece
17.	Hong-Kong
18.	Hungary
19.	Ireland
20.	Israel
21.	Italy
22.	Luxembourg
23.	Malaysia
24.	Mexico
25.	Netherlands
26.	Norway
27.	Peru
28.	Poland
29.	Portugal
30.	Romania
31.	Singapore
32.	Slovakia
33.	South Africa
34.	South Korea
35.	Spain
36.	Sweden
37.	Switzerland
38.	Thailand
39.	Turkey
40.	United Kingdom